Exhibit 10.1

CONFIDENTIAL        Execution Version

PURCHASE AND SALE AGREEMENT
by and among
Derwood Limited
as Buyer,
NorthStar Realty Finance Limited Partnership,
as Seller
NorthStar Healthcare JV Holdings, LLC,
NorthStar TK Healthcare REIT, LLC,
NorthStar TK Healthcare Operating Company, LLC,
NorthStar Healthcare JV, LLC,
and
NRFC Healthcare Holding Company, LLC

Dated as of November 4, 2016

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4.16	Material Contracts	37
4.17	Insurance	40
4.18	Affiliated Transactions	40
4.19	Financial Advisor	41
4.20	Disclaimer of any Representations Regarding Estimates and Projections	41
4.21	Limitations of Representations and Warranties	41
Article V REPRESENTATIONS AND WARRANTIES OF BUYER		42
5.1	Organization	42
5.2	Authorization of Agreement	42
5.3	Conflicts; Consents of Third Parties	42
5.4	Legal Proceeding	43
5.5	Financial Advisor	43
5.6	Purchase for Investment	43
5.7	Financial Ability	43
5.8	Sophisticated Party	43
5.9	Compliance with Laws	43
5.10	Investigation; Limitation on Representations and Warranties; Disclaimer of Other Representations and Warranties	43
5.11	No Other Representations or Warranties	44
Article VI COVENANTS AND AGREEMENTS		44
6.1	Conduct of the Healthcare Portfolio Pending the Closing	44
6.2	Efforts; Consents and Approvals	45
6.3	Pre-Closing Restructuring	47
6.4	Financing	47
6.5	Public Announcements	48
6.6	Conveyance Taxes	48
6.7	Expenses	48
6.8	Further Assurances	49
6.9	Managers	49
6.10	Casualty and Condemnation	49
6.11	Advice of Changes	49
ARTICLE VII CLOSING		50
7.1	Closing	50
7.2	Conditions to Each Party’s Obligations to Effect the Closing	50
7.3	Conditions to Obligations of the Seller Group	50
7.4	Conditions to Obligations of Buyer	51
7.5	Closing Deliveries	52
Article VIII INDEMNIFICATION		53
8.1	Survival	53
8.2	Obligation of Seller to Indemnify	53
8.3	Obligation of Buyer to Indemnify	54
8.4	Certain Limitations	54

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8.5	Indemnification Procedure	55
8.6	Measure of Indemnification	56
8.7	Exclusivity of Indemnity	57
8.8	Tax Treatment of Indemnity Payments	58
Article IX TERMINATION OF AGREEMENT		58
9.1	Termination	58
9.2	Effect of Termination	59
Article X MISCELLANEOUS		63
10.1	Dispute Resolution; Venue	63
10.2	Notices	64
10.3	Entire Agreement	65
10.4	Waivers and Amendments	66
10.5	Governing Law	66
10.6	Binding Effect; Assignment	66
10.7	Severability of Provisions	66
10.8	Disclosure Schedule	67
10.9	Counterparts	67
10.10	No Personal Liability	67
10.11	No Third Party Beneficiaries	67

Exhibits

Exhibit A	Pre-Closing Restructuring
Exhibit B	Sample Adjustment Calculation and Adjustment Principles
Exhibit C	Form of Newco LLC Agreement
Exhibit D	Form of JV LLC Agreement
Exhibit E-1	Form of Buyer Officer’s Certificate
Exhibit E-2	Form of Seller Officer’s Certificate
Exhibit E-3	Form of Company Officer’s Certificate
Exhibit F	Asset Management Services
Exhibit G	Form of Capital Contribution Advance Guarantee
Exhibit H	Allocated Purchase Price (JV Interest)
Exhibit I	Form of JV Letter Agreement

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PURCHASE AND SALE AGREEMENT
This PURCHASE AND SALE AGREEMENT, dated as of November 4, 2016 (this “Agreement”), by and among Derwood Limited, a Hong Kong limited company (“Buyer”), NorthStar Realty Finance Limited Partnership, a Delaware limited partnership (“Seller” or “NRF OP”), NorthStar Healthcare JV Holdings, LLC, a Delaware limited liability company (“NRF OP SPV”), NorthStar TK Healthcare REIT, LLC, a Delaware limited liability company (“JV”), NorthStar TK Healthcare Operating Company, LLC, a Delaware limited liability company (“JV OpCo”), NorthStar Healthcare JV, LLC, a Delaware limited liability Company (“Newco”), and NRFC Healthcare Holding Company, LLC, a Delaware limited liability company (the “Company” and, together with Seller, NRF OP SPV, JV, JV OpCo and Newco, the “Seller Group”). Buyer and the members of the Seller Group are each sometimes referred to herein as a “Party” and collectively as the “Parties”.
WHEREAS, as of the date hereof, the Company, directly or indirectly through its ownership interests in its Subsidiaries (each a “Company Subsidiary” and collectively, the “Company Subsidiaries”), owns interests in 457 real property healthcare assets (each, together with any Eligible Property acquired after the date hereof, a “Property” and collectively, the “Healthcare Portfolio”);
WHEREAS, upon completion of the Pre-Closing Restructuring, Seller (or its Affiliates), directly or indirectly through JV, will own one hundred percent (100%) of the ownership interests in Newco, which in turn will own one hundred percent (100%) of the Company; and
WHEREAS, Seller has agreed to sell (or cause to be sold) to Buyer, and Buyer has agreed to purchase from Seller, no more than 47% of the common limited liability company interests of the JV issued and outstanding (the “JV HoldCo Interests”) representing indirect ownership of the Buyer Ownership Percentage of the Company Interests (as defined below) (the “Purchased Interests”), upon the terms and subject to the conditions of this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements entered into herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, do agree as follows:
ARTICLE I

DEFINITIONS
1.1    Defined Terms. For all purposes of this Agreement, the following terms shall have the respective meanings set forth in this Section 1.1 (such definitions to be equally applicable to both the singular and plural forms of the terms herein defined):
“Adjustment Amount” means, with respect to any Property, (a) in the case of a sale consummated prior to Closing, excluding Condemnations and any Option Sale, but including the MOB Sale, an amount equal to (i) the Allocated Purchase Price (JV Interest) for such Property minus (ii) the amount of any Company Indebtedness related to such Property that is repaid, (b) in the case of a purchase consummated prior to the Closing, an amount equal to the sum of (i) the product of (A) the purchase price paid by the Company or a Company Subsidiary for such Property prior to Closing (including any deposit) multiplied by (B) the Company’s direct or indirect percentage ownership interest in such Property, plus (ii) the out-of-pocket fees and expenses incurred or payable by the Seller Group or its Affiliates in connection with such purchase minus (iii) the amount of any Company Indebtedness related to such Property that is incurred, or (c) in the case of a Condemnation, the net proceeds directly or indirectly received by the Company for such Property prior to Closing, after the repayment of any Company Indebtedness related to such Property and deducting out-of-pocket fees and expenses incurred or payable, directly or indirectly, by the Company in connection with such Condemnation.
“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting or other securities, by contract or otherwise. For the avoidance of doubt, NRF and NSAM are Affiliates of Seller.
“Allocated Purchase Price (JV Interest)” means, with respect to a Property, the amount set forth opposite such Property in the column titled “Allocated Purchase Price (JV Interest)” on Exhibit H, provided, that, in the case of Properties located in the United Kingdom, the amount for each such Property shall be re-valued to be the product of (a) the amount in United Kingdom Pound Sterling utilized to determine the U.S. Dollar amount for such Property as set forth on Exhibit H on the date hereof multiplied by (b) the Closing Date Exchange Rate.
“Asset Management Services” means the asset management services described on Exhibit F.
“Balance Sheet Date” means March 31, 2016.
“Business Day” means a day other than Saturday, Sunday or any day on which banks located in New York, New York, Beijing, PRC or Hong Kong are authorized or obligated by Law to close.
“Buyer Ownership Percentage” means a percentage determined by dividing (x) the Purchase Price by (y) the Total Equity Value as determined at Closing pursuant to Section 2.4, as such percentage may be adjusted pursuant to the applicable Side Letter.
“Casualty” means damage or destruction by acts of terrorism, sabotage, war (whether or not declared), rioting, civil disturbance or armed hostility, fire, earthquakes, tornados, hurricanes, windstorms or other weather conditions or natural calamities or other force majeure events or casualty.
“CIRC” means the Insurance Regulatory Commission of the PRC or its competent local counterparts.

“Claims” means suits, actions, proceedings, investigations, demands, claims, liabilities, fines, penalties, liens, judgments, losses, injuries, damages, settlement expenses or costs of whatever kind or nature, whether direct or indirect, known or unknown, contingent or otherwise (including any action or proceeding brought or threatened or ordered by any Governmental Entity), including attorneys’ and experts’ fees and expenses, and investigation and remediation costs.
“Closing Account” means the account or accounts designated in writing by Seller at least two (2) Business Days prior to the Closing Date.
“Closing Date” means the date (such date, the “Initial Closing Date”) that is the later of (a) January 16, 2017 and (b) thirty (30) days following the satisfaction or waiver of the conditions to the Closing set forth in Sections 7.2, 7.3 and 7.4 (other than those conditions which, by their terms, are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions), provided, that, (i) the Initial Closing Date may be extended by Seller to the date (such date, the “Extended Closing Date”) that is fifteen (15) days following the Initial Closing Date upon written notice to Buyer if such notice is delivered no later than three (3) Business Days following the satisfaction of the conditions to the Closing set forth in Sections 7.2, 7.3 and 7.4 (other than those conditions which, by their terms, are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions), and (ii) the Extended Closing Date may be extended by Seller to the date that is fifteen (15) days following the Extended Closing Date upon written notice to Buyer if such notice is delivered no later than three (3) Business Days following the Initial Closing Date; provided, further, that in the event the “Closing Date” as determined in accordance with this clause (b) were to fall on January 23, 2017 through February 3, 2017, the “Closing Date” shall be such date as mutually agreed in good faith amongst the Parties but, in the event the Parties are unable to agree to a Closing Date during such period, the “Closing Date” shall be February 6, 2017; or such earlier or later date as may be mutually agreed upon in writing by Seller and Buyer.
“Closing Date Exchange Rate” means the rate of exchange of British pounds into U.S. dollars reported in The Wall Street Journal on the Business Day immediately prior to the date on which Seller delivers the Estimated Adjustment Statement to Buyer.
“Closing Date Indebtedness” means the amount of Company Indebtedness as of the Closing Date as finally determined in accordance with Section 2.4.
“Closing Date Lender Reserves” means the amount of Lender Reserves as of the Closing Date as finally determined in accordance with Section 2.4.
“Closing Date Working Capital” means the amount of Working Capital as of the Closing Date as finally determined in accordance with Section 2.4.
“Code” means the U.S. Internal Revenue Code of 1986.
“Colony Merger Agreement” means the Agreement and Plans of Merger, dated June 2, 2016, by and among Seller, NSAM, Colony Capital, Inc., New Polaris Inc., New Sirius Inc., NorthStar Realty Finance Limited Partnership, Sirius Merger Sub-T, LLC and New Sirius Merger Sub, LLC, as may be amended, supplemented or modified from time to time.

“Company Indebtedness” means the Indebtedness of the Company and the Company Subsidiaries, as determined on a consolidated basis and in accordance with the Sample Adjustment Calculation and Adjustment Principles; provided, that, Company Indebtedness shall not include any Indebtedness taken into account in the determination of clause (b) of the Adjustment Amount.
“Company Indebtedness Estimate Amount” means Three Billion, Five Hundred Thirty-Six Million, One Hundred Thirty-One Thousand, Three Hundred Eight Dollars ($3,536,131,308), provided, that, in the case of Company Indebtedness in United Kingdom Pound Sterling and related to Properties located in the United Kingdom, the amount of such Company Indebtedness shall be re-valued, and the Company Indebtedness Estimate Amount shall be increased or decreased, as and if applicable, by an amount equal to the product of (a) the amount in United Kingdom Pound Sterling utilized in determining the U.S. Dollar amount for the Company Indebtedness Estimate Amount on the date hereof multiplied by (b) the Closing Date Exchange Rate.
“Company Material Adverse Effect” means any change, event, condition or effect (each, an “Effect”) that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the assets, properties, liabilities, financial condition, business or results of operations of the Company and Company Subsidiaries, taken as a whole; provided, however, that no Effects resulting or arising from the following shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account when determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur: (i) any changes in general United States or global economic conditions, (ii) conditions (or changes therein) in any industry in which the Company or its Subsidiaries operate, (iii) general economic, political and/or regulatory conditions (or changes therein), including any changes effecting financial, credit or capital market conditions, including changes in interest or exchange rates, (iv) any change in GAAP or interpretation thereof, (v) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, or other change in any applicable Law of or by any Governmental Entity, (vi) any actions taken, or the failure to take any action, as required by the terms of this Agreement or at the request or with the consent of Buyer and any Effect directly attributable to the announcement of this Agreement and the Transactions, (vii) any failure by the Company to meet any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account), (viii) Effects arising out of changes in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war or acts of armed hostility, earthquakes, tornados, hurricanes or other weather conditions or natural calamities or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement, (ix) any breach, violation or non-performance by Buyer or any of its Affiliates of any of their obligations under this Agreement, (x) any bankruptcy, insolvency or reorganization of any tenant under any Company Lease or the commencement of any bankruptcy, insolvency or reorganization proceeding with respect to any tenant under any Company Lease, (xi) any Effect relating to Seller or its Affiliates other than the Company and the Company Subsidiaries, including any change in the market price or trading volume of any securities or Indebtedness of Seller or any of its Affiliates (it being understood that the facts or occurrences giving rise or contributing to such change or any consequence resulting from such change, to the extent attributable to the Company and the Company Subsidiaries and not otherwise excluded from the definition of “Company Material Adverse Effect”, may be taken into account) and (xii) changes in reimbursement rates, policies and procedures of Third-Party Payors or Government Entities, provided, that, if any Effect described in clauses (i), (ii), (iii), (iv), (v), (viii) and (xii) has had a materially disproportionate adverse impact on the Company relative to other companies of comparable size to the Company operating in the industry or industries in which the Company operates, then the incremental impact of such event shall be taken into account for the purpose of determining whether a Company Material Adverse Effect has occurred.
“Data Tape” means the Microsoft Excel file labeled “NRF HC Datatape by Asset Type_03.31.16” made available by Seller to Buyer prior to the date hereof.
“Debt Financing” means an amount of debt financing in Dollars sufficient for Buyer to pay the Purchase Price and all other amounts to be paid by Buyer at Closing in connection with the consummation of the Transactions.
“Debt Financing Sources” means the lender parties to the Loan Agreements each of whom shall be an internationally recognized banking institution reasonably acceptable to Seller.
“Deposit Amount” means Ten Million Dollars ($10,000,000).
“Deposit Release Instruction” means, subject to the provisos in Section 9.2(b) and Section 9.2(c), the joint written instructions of Buyer and Seller instructing the Escrow Agent to distribute the Deposit Amount or a portion thereof to Seller or Buyer, as applicable.
“Determination Time” means 11:59 p.m. Eastern Time on the day immediately preceding the Closing Date; provided, that, if as a result of a breach by the Seller of any of its covenants contained in Section 6.1(d) of this Agreement, Indebtedness, Working Capital or Lender Reserves shall have changed between the Determination Time and the time immediately preceding the effective time of the consummation of the Transactions, then any such changes shall be included in the calculation of Closing Date Indebtedness, Closing Date Working Capital and/or Closing Date Lender Reserves (as the case may be).
“Eligible Property” means any healthcare real estate assets acquired by the Company or a Company Subsidiary during the period between the date hereof and the Closing with the consent of Buyer as required pursuant to Section 6.1(b).
“Environmental Laws” means any and all applicable Laws existing on the date hereof which (i) regulate or relate to the protection or clean-up of the environment; the use, treatment, storage, transportation, handling, disposal or release of, or exposure to, Hazardous Substances; the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the protection of the health and safety of employees; or (ii) impose liability or responsibility with respect to any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other Law of similar effect.
“Equitable Principles” means (a) bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and (b) general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
“ERISA” means the Employee Retirement Income Security Act of 1974.
“Escrow Agent” means a U.S., Hong Kong or Singapore branch of an internationally recognized banking institution, as mutually agreed upon by Seller and Buyer.
“Escrow Agreement” means an escrow agreement by and among Buyer, Seller and the Escrow Agent in form and substance reasonably acceptable to Buyer and Seller pursuant to which the Escrow Agent shall agree to hold the Deposit Amount in Dollars until such time as the Deposit Amount, Termination Fee or Expense Reimbursement Amount becomes payable to Buyer or Seller pursuant to the terms hereof.
“Estimated Total Equity Value” means One Billion, Eight Hundred Twenty-Eight Million, One Hundred Eighty-Eight Thousand, Two Hundred Fifty-Seven Dollars ($1,828,188,257).
“Expense Reimbursement Amount” means Five Million Dollars ($5,000,000).
“Fundamental Representations” means the representations and warranties set forth in Sections 3.1 (Title to Purchased Interests), 3.2 (Organization), 3.3 (Authorization of Agreement), 3.4(a)(i) (Conflicts), 4.1 (Organization), 4.2 (Authorization of Agreement), 4.3(a)(i) (Conflicts), 4.4 (Capitalization; Subsidiaries), 4.11(j) (Tax Matters), 4.19 (Financial Advisor), 5.1 (Organization), 5.2 (Authorization of Agreement) and 5.5 (Financial Advisor).
“Fraud” means a claim for actual and intentional fraud based on any representation contained in Article III, IV or V of this Agreement and requires (a) a material false statement or that a material omitted fact be necessary in order to make such representation, in the light of the circumstances under which it was made, not misleading, (b) that the party making such representation, through its “Knowledge” individuals, had actual knowledge of the inaccuracy of such material statement or that such material omitted fact was necessary in order to make such representation, in the light of the circumstances under which it was made, not misleading, (c) the party making such representation had the intent to deceive the other party or to induce the other party to enter into this Agreement and (d) the other party acted in reliance on such representation and suffered injury as a result of such reliance. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts based on negligence or recklessness.
“Government Sponsored Health Care Program” means any plan or program providing health care benefits, whether directly through insurance or otherwise, that is funded directly, in whole or part, by a Governmental Entity, whether pursuant to one or more contracts with the applicable Governmental Entity or otherwise, including Medicare, state Medicaid programs, the TRICARE program, Medicare Advantage and managed Medicaid.
“Governmental Entity” means any government or governmental, judicial, administrative or regulatory body thereof, or political subdivision thereof, whether domestic, foreign, federal, national, state, provincial, local or supranational, or any agency, commission, instrumentality or authority thereof, any self-regulatory or quasi-governmental authority or any court, tribunal or arbitrator (public or private).
“Hazardous Substances” means any toxic, carcinogenic, reactive, corrosive, ignitable or flammable chemical or chemical compound, or hazardous or toxic substance, material or waste, or pollutant or contaminant, whether solid, liquid or gas, in each case, that is listed, or is subject to regulation, control or remediation under, any Environmental Laws, including petroleum and petroleum byproducts, asbestos, polychlorinated biphenyls and toxic mold.
“Health Care Laws” means (i) any and all applicable federal, state and local Laws of any applicable Governmental Entity concerning health care or insurance fraud and abuse, including, as applicable, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b) and 41 U.S.C. §§ 51-58), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the Exclusion Laws (42 U.S.C.§§ 1320a-7 and 1320a-7a), the Program Fraud Civil Remedies Act (31 U.S.C. §§ 3801-3812), the Civil Monetary Penalties Law (42 U.S.C. §§ 1320a and 1320a-7b, and the regulations promulgated pursuant to such statutes; (ii) the federal Food, Drug & Cosmetic Act (21 U.S.C. §§ 301 et seq.), the Federal Health Care Fraud Law (18 U.S.C. § 1347) and all federal and state Laws, as applicable, concerning pharmacology and dispensing medicines or controlled substances, and the regulations promulgated thereunder; (iii) any and all applicable federal, state and local Laws concerning privacy and data security for patient information, including the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§ 1320d-1329d-8), as amended, and all federal and state laws concerning medical record retention, privacy, security, patient confidentiality and informed consent, and the regulations promulgated thereunder; (iv) Medicare (Title XVIII of the Social Security Act), as amended and the regulations promulgated thereunder, including, specifically, conditions of participation for skilled nursing facilities; (v) Medicaid (Title XIX of the Social Security Act) and the regulations promulgated thereunder; (vi) the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173) and the regulations promulgated thereunder; (vii) the Patient Protection and Affordable Care Act (Pub. L. 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152); (viii) quality, safety and accreditation standards and requirements of all applicable state Laws or regulatory bodies; (ix) federal, state and local Laws regulating the ownership, operation or licensure of a health care facility or business, or assets used in connection therewith, including hospitals, skilled nursing facilities, assisted living facilities, independent living facilities and memory care facilities; (x) federal, state and local Laws relating to the provision of management or administrative services in connection with the practice of a health care profession, employment of professionals by non-professionals, professional fee splitting, patient brokering, patient or program charges, claims submission, record retention, certificates of need, certificates of operations and authority; (xi) federal and state Laws with respect to financial relationships between referral sources and referral recipients, including, but not limited to the federal Stark Law (42 U.S.C. 1395nn et. seq.) and the regulations promulgated thereunder; (xii) life safety codes; and (xiii) the Laws of any foreign jurisdiction in which the Company or its Subsidiaries operate that are analogous to those Laws identified in items (i) through (xii) above.
“Income Taxes” means all Taxes based upon, measured by, or calculated with respect to (a) gross or net income or gross or net receipts or profits, including any capital gains and minimum Taxes; and (b) multiple bases, including corporate franchise, doing business or occupation Taxes, if one or more of the bases upon which such Tax may be based upon, measured by, or calculated with respect to, is described in clause (a) above.
“Indebtedness” means, as to any Person, (a) all obligations of such Person for borrowed money (including reimbursement and all other obligations with respect to any surety bonds, letters of credit, bankers’ acceptances, in each case, only to the extent drawn, and the Series B Cumulative Redeemable Preferred Interests of NorthStar Realty Healthcare, LLC, whether or not matured), (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and accrued commercial or trade liabilities arising in the ordinary course of business, (d) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency (valued at the termination value thereof), (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (f) all obligations of such Person in respect of leases of (or other agreements conveying the right to use) property or other assets which GAAP requires to be classified and accounted for as capital leases as of the date of this Agreement, (g) all indebtedness secured by any Lien on any property or asset owned or held by such Person, and (h) all guarantees by such Person of the Indebtedness of any other Person; provided, however, that Indebtedness shall not include intercompany obligations between the Company and any Company Subsidiary.
“Intellectual Property” means all intellectual property, including trademarks, service marks, trade names, any goodwill associated with the foregoing, Internet domain names, patents, copyrights, trade secrets, and rights in inventions and know-how, and all registrations and applications for any of the foregoing.
“IRS” means the Internal Revenue Service.
“JV Letter Agreement” means the letter agreement to be entered into by and between Buyer and NRF OP SPV on the Closing Date, substantially in the form of Exhibit I hereto.
“Knowledge” means the actual knowledge, after making reasonable inquiry, of (a) Jonathan A. Langer, Robert Gatenio, Daniel D. Raffe, Ronald J. Jeanneault and Ann B. Harrington, in the case of the Seller Group or any member thereof or (b) Zuyu Tan, Xiaochen Li, Tim Zhang and Lin Xu, in the case of Buyer.

“Law” means all foreign, federal, national, supranational, state, provincial and local laws, statutes, codes, ordinances, rules, regulations, resolutions, Orders and rules of law (including common law).
“Lender Reserves” means amounts held in escrow or a segregated account pursuant to the requirements of Indebtedness for borrowed money of the Company or the Company Subsidiaries, as determined on a consolidated basis and in accordance with the Sample Adjustment Calculation and Adjustment Principles.
“Letter of Credit” means a letter of credit issued by the Debt Financing Sources in the amount of Ten Million Dollars ($10,000,000), in form and substance reasonably acceptable to Buyer and Seller, pursuant to which Seller shall be permitted to draw on in the event the Deposit Amount, Termination Fee or Expense Reimbursement Amount becomes payable to Seller pursuant to the terms hereof.
“Licensing Survey” means any federal Statement of Deficiencies and Plan of Correction and any similar investigation, survey, inspection and plan of correction undertaken or issued by a Governmental Entity and related to the ownership or operation of a Property.
“Lien” means any lien, pledge, mortgage, hypothecation, deed of trust, security interest, claim, lease, license, charge, option, right of first refusal, easement, adverse claim, reversion, servitude, transfer restriction, voting restriction, encumbrance or other similar or dissimilar prohibition, restriction or limitation, including pursuant to any Order.
“Loan Agreements” means one or more loan agreements to be entered into by Buyer and the Debt Financing Sources in connection with the Debt Financing, in form and substance reasonably acceptable to Seller, which shall (a) provide for a principal amount of not less than an amount sufficient to pay the Purchase Price and all other amounts to be paid by Buyer at Closing in connection with the consummation of the Transactions, (b) contain customary conditions to funding, (c) include a commitment of the Debt Financing Sources to fund the Debt Financing upon satisfaction of the conditions to funding, which commitment shall not expire prior to the Outside Date and (d) shall not impose any liabilities or obligations on Seller, the Company or any of their respective Affiliates.
“Loan Documents” means the Loan Agreements and all exhibits, schedules and annexes thereto.
“Material Casualty” means a Casualty for which the aggregate cost to repair the related damage is reasonably expected by Seller to be Five Million Dollars ($5,000,000) or more in the aggregate.
“Material Condemnation” means a Condemnation for which the condemnation award reasonably expected by Seller is Five Million Dollars ($5,000,000) or more in the aggregate.
“MOB Sale” means the sale of a portfolio of medical office buildings as described in further detail on Schedule 1.1(a).

“NDRC” means the National Development and Reform Commission of the PRC or its competent local counterparts.
“NRF” means NorthStar Realty Finance Corp.
“NSAM” means NorthStar Asset Management Group Inc.
“Option Sale” means any sale of a Property made following the exercise of a purchase option pursuant to the agreement set forth on Schedule 1.1(b).
“Order” means any order, injunction, judgment, decree, stipulation, determination, ruling, writ, assessment or arbitration or other award of a Governmental Entity.
“Organizational Documents” means, as to any Person, its (a) certificate or articles of incorporation, or similar corporate or other instruments of organization, (b) articles of association, by-laws or other similar instruments, and (c) shareholder agreements, limited partnership agreements, limited liability company agreements or operating agreements and other similar governing corporate documents.
“Permit” means any approvals, authorizations, consents, licenses, permits, waivers, certifications, franchises, certificates, variances, registrations or other similar authorization issued, or otherwise granted, by a Governmental Entity.
“Permitted Liens” means (a) all Liens disclosed in policies of title insurance, (b) Liens for Taxes, assessments or other governmental charges not yet due, payable or delinquent (or which may be paid without interest or penalties) or the amount or validity of which is being contested in good faith by appropriate proceedings for which the Company or one of its Subsidiaries has established adequate reserves to the extent required by GAAP, (c) mechanics’, carriers’, workers’, repairers’, and similar Liens arising or incurred in the ordinary course of business or the amount or validity of which is being contested in good faith by appropriate proceedings for which the Company or one of its Subsidiaries has established adequate reserves to the extent required by GAAP, (d) pledges, deposits or other Liens to the performance of bids, trade contracts (other than for borrowed money), leases or statutory obligations, (e) zoning, entitlement and other land use and environmental regulations by any Governmental Entity, (f) minor survey exceptions and matters as to the Properties which would be disclosed by an accurate survey or inspection of such real property and which do not materially impair the current occupancy or current use of such Property, (g) any Lien affecting the fee interest of any Property created by the applicable tenant(s) of such fee interest, (h) title of a lessor under any lease, (i) any Liens discharged or released at or in connection with Closing, (j) any lien, pledge or security interest granted in connection with any Indebtedness for borrowed money of the Company or any Company Subsidiary and (k) such other imperfections in title, charges, easements, restrictions and encumbrances which do not materially impair the current occupancy or current use of such Property.
“Person” means any individual, corporation, partnership, limited liability company, limited liability partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity.

“PRC” means the People’s Republic of China (excluding Taiwan, and the Hong Kong and the Macau Special Administrative Regions).
“PRC Approvals” means the filings with and/or approvals of CIRC and NDRC and the completion of the outbound investment related foreign exchange filing with the relevant bank authorized by SAFE required with respect to the consummation of the Transactions.
“Pre-Closing Documents” means the documents, agreements and instruments necessary to effect the Pre-Closing Restructuring, each of which shall be in form and substance reasonably acceptable to Buyer.
“Pre-Closing Restructuring” means the transactions set forth on Exhibit A, as may be revised from time to time by agreement of the Parties prior to the Closing.
“Pre-Closing Tax Period” means any Tax period that ends on or prior to the Closing Date and that portion of any Straddle Period that ends on the Closing Date.
“Representatives” means the officers, directors, employees, accountants, consultants, legal counsel, financing sources, agents and other representatives of a Person.
“SAFE” means the State Administration of Foreign Exchange of the PRC or its competent local counterparts.
“Side Letters” means those certain letter agreements entered into by the Parties concurrently with the execution of this Agreement.
“Straddle Period” means any Tax period that begins on or prior to the Closing Date and ends after the Closing Date.
“Subsidiary” means, with respect to any specified Person, any (i) entity of which such specified Person directly or indirectly owns or has the power to vote shares of any capital stock or other ownership interests (x) having voting power to elect a majority of the directors of such corporation or other Persons performing similar functions for such entity or (y) representing (I) 50% or more of the ownership interests in such entity (by value) or (II) an interest in 50% or more of the capital or profits of such entity, or (ii) with respect to which such specified Person acts as sole managing member or sole general partner or in a similar capacity. For the avoidance of doubt, each of the Company and the Company Subsidiaries is, and following the Pre-Closing Restructuring Newco will be, a Subsidiary of JV, and NRF OP SPV is a Subsidiary of Seller.
“Tax” or “Taxes” means any federal, state, local or foreign taxes, including all net income, gross receipts, license, payroll, employment, excise, severance, escheat or abandoned property, stamp, occupation, premium, windfall profits, environmental, customs duties, equity, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, or other tax of any kind whatsoever, including any interest, penalty or addition thereto imposed by a Taxing Authority.

“Taxing Authority” means the IRS or any other Governmental Entity having or purporting to exercise jurisdiction with respect to any Tax.
“Tax Returns” means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, or information reports required to be supplied to a Taxing Authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.
“Termination Fee” means Ten Million Dollars ($10,000,000).
“Third Party Payor” means any Government Sponsored Health Care Program, insurer, health benefit plan, health maintenance organization, preferred provider organization, employer-sponsored health plan, multi-employer welfare trust, or any other managed care program or third party payor, including any fiscal intermediary or contractor of any of the foregoing.
“Transaction Documents” means the Side Letters, the Escrow Agreement (if applicable), the Letter of Credit (if applicable), the Newco LLC Agreement, the JV LLC Agreement, the JV Letter Agreement, the Pre-Closing Documents and the other documents, certificates and instruments to be executed and delivered to consummate the Transactions.
“Transactions” means the sale and purchase of the Purchased Interests and the performance of the related covenants and agreements contemplated by this Agreement.
“U.S. Tax Person” means a U.S. person (as defined in Section 7701(a)(30) of the Code).
“Willful Breach” means with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach that is a consequence of an act or failure to act undertaken by the breaching Person with actual or constructive knowledge (which shall be deemed to include knowledge of facts that a Person acting reasonably should have, based on reasonable inquiry) that such Person's act or failure to act would, or would reasonably be expected to, result in or constitute a breach of this Agreement.
“Working Capital” means the amount (which may be positive or negative) equal to (a) the consolidated current assets of the Company and the Company Subsidiaries, which current assets shall include only the current assets set forth on Exhibit B under the heading “Current Assets” and no other assets minus (b) the consolidated current liabilities of the Company and the Company Subsidiaries, which current liabilities shall include only the current liabilities set forth on Exhibit B under the heading “Current Liabilities” and no other liabilities, in each case of clauses (a) and (b) determined in a manner consistent with the Sample Adjustment Calculation and Adjustment Principles. Notwithstanding anything to the contrary contained herein, in no event shall “Working Capital” include any amount (i) with respect to Indebtedness, (ii) included in the determination of Lender Reserves, (iii) in respect of any liability for any dividends or other distributions with respect to the Newco Interests or any equity interests of the Company or the Subsidiaries of the Company that have been declared but are not yet due and payable as of the Closing Date, or any cash reserved or set aside for purposes of effecting such dividends or distributions, (iv) with respect to any insurance proceeds received or receivable by the Company or any Company Subsidiary in respect of any Casualty or any liability for the repair or replacement of the applicable Property, (v) with respect to proceeds received by the Company or a Company Subsidiary, or liabilities incurred or payable by the Company or a Company Subsidiary in connection with the sale or Condemnation of a Property prior to Closing or (vi) if either of Estimated Working Capital and Closing Date Working Capital exceed Twelve Million Dollars ($12,000,000), then the lesser of (A) the amount of such excess and (B) the cash or cash equivalents attributable to such excess.
1.2    Terms Defined Elsewhere. The following terms are defined in the following Sections of this Agreement:

Term	Section
Accountants	2.4(e)(ii)
Adjustment Notice	2.4(c)
Adjustment Principles	2.4(b)
Agreement	Preamble
Antitrust Laws	6.2(b)
Arbitrator	10.1(a)
Asset Management Material Contracts	4.16(a)(xii)
Audited Financial Statements	4.5(a)
Base Amount	9.2(d)
Buyer	Preamble
Buyer Capital Advance	2.9(a)
Buyer Indemnified Parties	8.2
Buyer Objection Notice	2.4(d)
Buyer Review Period	2.4(d)
Cap	8.4
Capital Contribution Advance Guarantee	2.9(b)
CFIUS	6.2(d)(iii)
Claim Notice	8.5(a)
Closing	7.1
Company	Preamble
Company Financial Statements	4.5(b)
Company Interests	4.4(c)
Company Leases	4.10(f)
Company Permits	4.8(b)
Company Subsidiaries	Recitals
Company Subsidiary	Recitals
Company Third Party	4.10(j)
Company Title Insurance Policies	4.10(j)
Company Title Insurance Policy	4.10(j)
Condemnation	4.13
Confidentiality Agreement	6.5
Contract	4.16(a)
Conveyance Taxes	6.6
De Minimis Claims	8.4

Term	Section
Disclosure Schedule	10.8
D-REIT	3.6
Equity Value Adjustment	2.4(a)
Estimated Adjustment Statement	2.4(b)
Estimated Indebtedness	2.4(b)
Estimated Lender Reserves	2.4(b)
Estimated Working Capital	2.4(b)
Existing Environmental Reports	4.15(a)
Extended Closing Date	Definition of Closing Date
Fee Waiver Value	2.4(g)(vi)
Final Adjustment Date	2.4(f)
GAAP	2.4(b)
Governmental Approval	3.4(b)
Griffin Mortgage	4.5(a)
Healthcare Portfolio	Recitals
ICC	10.1(a)
Indemnified Party	8.5(a)
Indemnifying Party	8.5(a)
Initial Closing Date	Definition of Closing Date
Initial Distribution Date	2.4(f)(i)
Intended Tax Treatment	2.6
JV	Preamble
JV HoldCo Interests	Recitals
JV LLC Agreement	2.5(b)
JV OpCo	Preamble
JV OpCo Interests	4.4(a)
Legal Proceeding	3.5
Losses	8.2
Material Company Leases	4.10(g)
Material Contracts	4.16(a)
Newco	Preamble
Newco Interests	4.4(a)
Newco LLC Agreement	2.5(a)
NRF OP	Preamble
NRF OP SPV	Preamble
Operator	4.8(c)
Outside Date	9.1(b)
Parties	Preamble
Party	Preamble
Property	Recitals
Purchase Price	2.2(a)
Purchased Interests	Recitals
Qualifying Income	9.2(d)
REIT	2.6
REIT Requirements	9.2(d)

Term	Section
Rent Roll Summary	4.10(f)
Resolution Period	2.4(e)(i)
Rules	10.1(a)
Sample Adjustment Calculation	2.4(b)
Seller	Preamble
Seller Group	Preamble
Seller Indemnified Parties	8.3
Survival Date	8.1
Tax Guidance	9.2(d)
Threshold	8.4
Total Equity Value	2.4(a)
Unaudited Financial Statements	4.5(b)
1.3    Interpretation. Unless the express context otherwise requires:
(a)    the words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;
(b)    terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;
(c)    the terms “Dollars” and “$” mean United States Dollars and the terms “Renminbi” and “¥” mean the official currency of the PRC;
(d)    references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;
(e)    wherever the word “include”, “includes”, or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;
(f)    references herein to any gender shall include each other gender;
(g)    references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (g) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement; provided, further, that, for the avoidance of doubt, references to Seller shall include any Subsidiary of Seller to whom Seller sells, assigns or transfers all or a portion of its JV HoldCo Interests and its rights hereunder with respect thereto in accordance with Section 10.6(c);
(h)    references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(i)    references herein to any contract (including this Agreement) mean such contract as amended, supplemented or modified from time to time in accordance with the terms thereof;
(j)    with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;
(k)    references herein to any Law or any Permit mean such Law or Permit as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time;
(l)    references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder;
(m)    any item shall be considered “made available” to Buyer, to the extent such phrase appears in this Agreement, if such item has been posted by the Seller Group or its Representatives in the electronic data room established in connection with the Transactions at least two (2) Business Days prior to the date hereof; and
(n)    the Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
ARTICLE II

PURCHASE AND SALE OF INTERESTS; PURCHASE PRICE
2.1    Sale and Purchase of Purchased Interests. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Seller shall, or shall cause its Affiliates to, sell, transfer, assign, convey and deliver, to Buyer, and Buyer shall purchase from Seller (directly or indirectly), the Purchased Interests, which shall represent indirect ownership of the Buyer Ownership Percentage of the Company Interests, free and clear of all Liens other than Liens imposed by Buyer or restrictions on transfer under applicable securities Laws, the JV LLC Agreement, the Newco LLC Agreement or the JV Letter Agreement.
2.2    Purchase Price.
(a)    Subject to the adjustments set forth in Section 2.4, the aggregate consideration for the Purchased Interests at the Closing shall be Three Hundred Thirty Million Dollars ($330,000,000) (the “Purchase Price”).
(b)    Within five (5) Business Days (provided, that if Buyer is using commercially reasonable efforts to deliver a fully executed Letter of Credit to Seller or to deliver the Deposit Amount to the Escrow Agent, such period may be extended by Buyer for one (1) additional five (5) Business Day period) of Buyer’s execution and delivery of the Loan Agreements, at Buyer’s election, (i) Buyer shall deliver or cause to be delivered to Seller the fully executed Letter of Credit or (ii) the parties to the Escrow Agreement shall execute and deliver the Escrow Agreement and, simultaneously with such execution and delivery, Buyer shall deliver the Deposit Amount to the Escrow Agent to be held and disbursed by the Escrow Agent in accordance with the terms and provisions of the Escrow Agreement.
(c)    At the Closing, (i) Buyer shall pay or cause to be paid the Purchase Price by wire transfer of immediately available funds in Dollars to Seller to the Closing Account and (ii) in the event that the Deposit Amount is not used to fund Buyer’s obligations in the foregoing subclause (i), Buyer and Seller shall jointly instruct the Escrow Agent to release the Deposit Amount to Buyer.
2.3    Escrow Arrangements. In the event that Buyer exercises its option to deliver the Deposit Amount to the Escrow Agent under Section 2.2(b)(ii), the Deposit Amount shall be delivered to and held and disbursed by the Escrow Agent in accordance with the terms and provisions of the Escrow Agreement. The Deposit Amount shall not be refundable to Buyer, except as provided in Sections 9.2(b)(ii), 9.2(b)(iii) and 9.2(b)(iii) or simultaneously with Closing in accordance with Section 2.2(c).
2.4    Adjustments to Equity Value.
(a)    The Estimated Total Equity Value shall be adjusted at Closing as follows (each such adjustment, an “Equity Value Adjustment”, and the Estimated Total Equity Value as so adjusted at Closing, the “Total Equity Value”):
(i)    The Estimated Total Equity Value shall be increased by the amount of Estimated Working Capital;
(ii)    If the sale, including as a result of a Condemnation or the MOB Sale, of a Property is consummated after the date hereof but before the Closing Date, the Estimated Total Equity Value shall be decreased by the Adjustment Amount for such Property;
(iii)    If the purchase of an Eligible Property is consummated after the date hereof but before the Closing Date, the Estimated Total Equity Value shall be increased by the Adjustment Amount for such Eligible Property;
(iv)    The Estimated Total Equity Value shall be (A) decreased by the amount, if any, equal to the excess of the Estimated Indebtedness over the Company Indebtedness Estimate Amount or (B) increased by the amount, if any, equal to the excess of the Company Indebtedness Estimate Amount over the Estimated Indebtedness;
(v)    The Estimated Total Equity Value shall be increased by the amount, if any, of Estimated Lender Reserves;
(vi)    The Estimated Total Equity shall be (A) decreased by the amount, if any, of any negative adjustment to the Allocated Purchase Price (JV Interest) or (B) increased by the amount, if any, of any positive adjustment to the Allocated Purchase Price (JV Interest), in each case, as a result of the re-valuation of Properties located in the United Kingdom based on the Closing Date Exchange Rate in accordance with the terms hereof; and

(vii)    The Estimated Total Equity Value shall be decreased by One Million Dollars ($1,000,000).
Notwithstanding the foregoing, the Parties agree that (i) to the extent that any of the Equity Value Adjustments arise from or out of any facts, circumstances or conditions or events that overlap, there shall be no duplication of counting toward the calculation of any such Equity Value Adjustments and (ii) prior to each Equity Value Adjustment finally determined pursuant to this Section 2.4, Seller shall contribute to JV in exchange for JV HoldCo Interests a number of Newco Interests that is sufficient to cause Seller’s ownership percentage of JV not to be less than 53% (taking into account such Equity Value Adjustment).
(b)    Estimated Adjustment Statement. No later than five (5) Business Days prior to the Closing Date, Seller shall prepare in good faith and deliver or cause to be delivered to Buyer (x) (i) an updated version of Exhibit H reflecting any re-valuation of Properties located in the United Kingdom in accordance with the terms hereof and (ii) the updated Company Indebtedness Estimate Amount reflecting any re-valuation of the Company Indebtedness Estimate Amount in accordance with the terms hereof, and (y) an estimate of (i) Closing Date Working Capital (the “Estimated Working Capital”), (ii) Closing Date Indebtedness (the “Estimated Indebtedness”), (iii) Closing Date Lender Reserves (the “Estimated Lender Reserves”) and (iv) any Adjustment Amount(s) (such statement, the “Estimated Adjustment Statement”), in the case of each of subclauses (i)-(iii) as of the Determination Time and prepared (A) in accordance with United States generally accepted accounting principles (“GAAP”) and (B) on a basis consistent with the sample calculation of Working Capital, Indebtedness and Lender Reserves (the “Sample Adjustment Calculation”) set forth on Exhibit B hereto together with any accounting principles, procedures, policies and methods also set forth on such exhibit (collectively, the “Adjustment Principles”); provided, that, in the event of any inconsistency among the foregoing, Exhibit B shall dictate the treatment of such inconsistency followed by GAAP. The Estimated Adjustment Statement will be accompanied by such backup materials and schedules as are reasonably necessary to support the accuracy of the information contained therein. To the extent reasonably requested by Buyer, at Buyer’s expense (limited, with respect to Seller, to Seller’s reasonable and documented out-of-pocket expenses), Seller will provide reasonable access to members of the Seller Group’s accounting and financial staff in connection with Buyer’s review of the Estimated Adjustment Statement. Seller will review any comments proposed by Buyer with respect to the Estimated Adjustment Statement and will consider, in good faith, any appropriate changes. Buyer and Seller acknowledge and agree that (A) the exercise by Buyer of the foregoing review right, and any subsequent consultation with Seller in respect thereto, shall not delay or postpone the occurrence of the Closing and, (B) if the Seller and Buyer are unable to agree on any amount set forth in the Estimated Adjustment Statement, without limiting Buyer’s rights under Section 2.4(d), the amount proposed by the Seller shall be used for purposes of the Estimated Adjustment Statement.
(c)    Post-Closing Adjustment. Within sixty (60) calendar days following the Closing Date, Seller shall prepare in good faith and deliver or cause to be delivered to Buyer a notice (the “Adjustment Notice”) containing Seller’s calculation of (i) Closing Date Working Capital, (ii) Closing Date Indebtedness, (iii) Closing Date Lender Reserves, and (iv) any Adjustment Amount(s), in the case of each of subclauses (i)-(iii) as of the Determination

Time and prepared (A) in accordance with GAAP and (B) on a basis consistent with the Sample Adjustment Calculation and the Adjustment Principles; provided, that, in the event of any inconsistency among the foregoing, Exhibit B shall dictate the treatment of such inconsistency followed by GAAP. The Adjustment Notice will be accompanied by such backup materials and schedules as are reasonably necessary to support the accuracy of the information contained therein.
(d)    Within sixty (60) calendar days after the delivery to Buyer of the Adjustment Notice (the “Buyer Review Period”), Buyer shall notify Seller of its agreement or disagreement with the Adjustment Notice. If Buyer in good faith disagrees with the Adjustment Notice, Buyer shall deliver to Seller, prior to the expiration of the Buyer Review Period, a notice (the “Buyer Objection Notice”) setting forth (i) the items or amounts with which Buyer disagrees and the basis for such disagreement and (ii) Buyer’s proposed corrections to the Adjustment Notice. If Buyer does not deliver a Buyer Objection Notice or if Buyer agrees in writing with the Adjustment Notice, Buyer shall be deemed to agree in all respects with the Adjustment Notice and the items and amounts reflected thereon shall be final and binding upon the Parties. During the Buyer Review Period, the Seller Group shall promptly comply with reasonable written requests by Buyer provided in advance for access, during normal business hours, to each member of the Seller Group’s and its respective Affiliates’ business, accountants and personnel involved in, and to the supporting information, books and records utilized in, the preparation of the Estimated Adjustment Statement and Adjustment Notice and shall cause each member of the Seller Group’s and its respective Affiliates’ accountants and personnel to reasonably cooperate with Buyer’s review of such items and amounts; provided, that, (A) accountants shall not be obligated to make any work papers (to the extent extant) available to Buyer unless and until Buyer has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants, and (B) Seller shall not be required to provide access to any information to the extent such access could result in the waiver of any legal privilege or work product protection of the Seller or the Company.
(e)    If a Buyer Objection Notice is delivered in accordance with Section 2.4(d), the Parties agree that:
(i)    During the thirty (30) calendar day period following the delivery of the Buyer Objection Notice (the “Resolution Period”), Buyer and Seller shall seek in good faith to resolve in writing any disagreement between them with respect to the matters set forth in the Buyer Objection Notice;
(ii)    If, at the end of the Resolution Period, Buyer and Seller have not resolved in writing the matters specified in the Buyer Objection Notice, Buyer and Seller shall jointly refer in writing to the New York City office of Deloitte & Touche LLP (or a firm of accountants of nationally recognized standing reasonably satisfactory to Buyer and Seller) (the “Accountants”) for resolution of only those matters in the Buyer Objection Notice which remain unresolved as of the end of the Resolution Period. In performing their review, the Accountants shall apply the Adjustment Principles and determine the accurate application of the Adjustment Principles to only those unresolved items or amounts in the Adjustment Notice as to which Buyer has, in the Buyer Objection Notice, disagreed and such other issues as may be reasonably affected by the items to which Buyer has so disagreed. The Accountants shall be required to deliver to Buyer and Seller, as promptly as practicable, but no later than thirty (30) calendar days after the Accountants are engaged, a written report setting forth their resolution and, if applicable, their calculation of the disputed items or amounts. In no event shall the Accountants assign a value greater than the greatest value for such item claimed by either Seller in the Adjustment Notice or Buyer in the Buyer Objection Notice or smaller than the smallest value claimed by either Seller in the Adjustment Notice or Buyer in the Buyer Objection Notice. Buyer and the Seller Group shall promptly comply with reasonable requests by the Accountants for information, books, records and similar items; and
(iii)    Upon delivery of the Accountants’ written report, such report and the calculations set forth therein shall be final and binding upon Buyer and Seller, and in connection with such Accountants’ report, no party shall seek recourse to the courts, other tribunals or venues pursuant to this Agreement or otherwise, other than to collect any amounts due under this Section 2.4. The fees, costs and expenses of the Accountants shall be allocated between the Buyer and Seller based on the inverse of the percentage the Accountants’ determination bears to the total amount of the total items in dispute as originally submitted to the Accountants. For example, if the items in dispute equal $1,000 and the Accountants award $600 in favor of Seller’s position, 60% of the fees, costs and expenses of the Accountants’ review would be borne by Buyer and 40% of the fees, costs and expenses would be borne by Seller.
(iv)    The Accountants shall act as experts, not as arbitrators, in resolving such disputed items and amounts. The proceeding before the Accountants shall be an expert determination under applicable Laws governing expert determination and appraisal proceedings. All communications between Seller and Buyer, on the one hand, and the Accountants, on the other hand, shall be in writing with copies simultaneously delivered to the non-communicating party.
(f)    Final Adjustment. Upon the final determination of the Closing Date Working Capital, Closing Date Indebtedness, Closing Date Lender Reserves and the Adjustment Amounts pursuant to this Section 2.4 and the final determination of Total Equity Value (the date of such final determinations, the “Final Adjustment Date”):
(i)    Buyer agrees that Newco shall, on the first date on which Newco makes a distribution pursuant to Article 4 of the Newco LLC Agreement following the Final Adjustment Date (the “Initial Distribution Date”), distribute to or for the benefit of Seller an amount of distributions otherwise payable indirectly to Buyer through JV OpCo and JV (other than Special Tax Distributions (as defined in the Newco LLC Agreement) and, unless otherwise elected by Buyer, distributions in respect of Preferred Return (as defined in the Newco LLC Agreement) to JV OpCo) pursuant to Article 4 of the Newco LLC Agreement, an amount equal to the Buyer Ownership Percentage of the amount, if any, by which, the Total Equity Value as finally determined pursuant to this Section 2.4 exceeds the Estimated Total Equity Value, provided, that, if Newco does not distribute such amount to or for the benefit of Seller in full on the Initial Distribution Date, any amount not distributed shall accrue interest at a rate of 7.50% per year from such date until the date such amount (together with any interest accrued thereon) is finally distributed to or for the benefit of Seller;

(ii)    Seller agrees that Newco shall, on the Initial Distribution Date, distribute to JV OpCo for the indirect benefit of Buyer an amount of distributions otherwise payable to Seller (other than Special Tax Distributions (as defined in the Newco LLC Agreement), unless otherwise elected by Seller, and distributions in respect of Preferred Return (as defined in the Newco LLC Agreement) to Seller), directly or indirectly, pursuant to Article 4 of the Newco LLC Agreement, an amount equal to the Buyer Ownership Percentage of the amount, if any, by which Total Equity Value as finally determined pursuant to this Section 2.4 is less than the Estimated Total Equity Value, provided, that, if Newco does not distribute such amount for the indirect benefit of Buyer in full on the Initial Distribution Date, any amount not distributed shall accrue interest at a rate of 7.50% per year from the Initial Distribution Date until the date such amount (together with any interest accrued thereon) is finally distributed for the indirect benefit of Buyer.
Buyer, Seller and each of their respective Affiliates shall, for all Income Tax purposes, treat amounts distributed under Section 2.4(f)(i) to or for the benefit of Seller as having been (i) distributed by Newco to JV OpCo in accordance with Article 4 of the Newco LLC Agreement with respect to Newco interests owned indirectly by Buyer, (ii) distributed by JV OpCo to JV, (iii) distributed by JV to Buyer in accordance with the JV LLC Agreement, and (iv) then paid by Buyer to Seller as an adjustment of the Purchase Price hereunder. Buyer, Seller and each of their respective Affiliates shall, for all U.S. federal, state and local income tax purposes, treat amounts distributed under Section 2.4(f)(ii) to JV OpCo for the indirect benefit of Buyer as having been (i) distributed by Newco to Seller, directly or indirectly, with respect to Newco Interests not owned by JV OpCo in accordance with Article 4 of the Newco LLC Agreement, and (ii) then paid by Seller to Buyer as an adjustment of the Purchase Price hereunder.
2.5    Governing Documents. At the Closing, the limited liability company agreements of Newco and JV shall be amended and restated such that:
(a)    the form of limited liability company agreement of Newco attached hereto as Exhibit C, shall be the limited liability company agreement of Newco (the “Newco LLC Agreement”), until thereafter amended in accordance with applicable Law and the applicable provisions of such limited liability company agreement; and
(b)    the form of limited liability company agreement of JV attached hereto as Exhibit D, shall be the limited liability company agreement of JV (the “JV LLC Agreement”), until thereafter amended in accordance with applicable Law and the applicable provisions of such limited liability company agreement.
2.6    Tax Treatment. The Parties intend that (a) in the event that the Closing occurs in 2016, (i) the formation of JV by Seller, (ii) the contribution by Seller of the JV OpCo Interests to JV in exchange for the JV HoldCo Interests (including the Purchased Interests), and (iii) the purchase and sale of the Purchased Interests hereunder, shall be treated as an integrated transaction immediately after which Seller is not in control (as defined in section 368(c) of the Code) of JV and thus the transaction described in subclause (ii) of this clause (a) is a taxable exchange in which Seller recognizes gain under Section 1001(a) of the Code and (b) in the event that Seller exercises its rights under Section 10.6(c) to sell, assign or transfer all or a portion of its JV HoldCo Interests to a wholly-owned Subsidiary that is not a disregarded entity for U.S.

federal, state and local income Tax purposes, (i) the formation of JV by NRF OP (directly or indirectly), (ii) the contribution by NRF OP of the JV OpCo Interests to JV in exchange for the JV HoldCo Interests (including the Purchased Interests) and (iii) the sale by NRF OP of the Purchased Interests to an Affiliate pursuant to Section 10.6(c), shall be treated as an integrated transaction immediately after which NRF OP is not in control (as defined in Section 368(c) of the Code) of JV) and thus the transaction described in subclause (ii) of this clause (b) is a taxable exchange in which Seller recognizes gain under Section 1001(a) of the Code (the “Intended Tax Treatment”). The Parties shall file all Tax Returns consistent with the Intended Tax Treatment and shall take no position inconsistent therewith with any Taxing Authority unless otherwise required by a change in applicable Law or a final determination of a Taxing Authority. For its taxable year in which the Pre-Closing Restructuring occurs, each entity classified as a partnership for U.S. federal income tax purposes in which the Company directly or indirectly (other than through a REIT) holds a partnership interest will have a valid election under Section 754 of the Code in effect. JV shall make a timely election to be treated as a real estate investment trust within the meaning of Section 856 of the Code (“REIT”) for the taxable year of JV beginning on the date of its formation.
2.7    Allocation of Purchase Price. Buyer and Seller agree that for federal, state and local income Tax purposes, the fair market value of the JV HoldCo Interests (including the Purchased Interests) and other relevant items which are treated as consideration received by Seller for federal, state and local income Tax purposes in the exchange of JV OpCo Interests for JV HoldCo Interests pursuant to the Pre-Closing Restructuring shall be allocated amongst the assets of the Company in a manner determined by Seller in accordance with Section 1060 of the Code and the U.S. Treasury Regulations promulgated thereunder. Seller shall provide Buyer a copy of an allocation statement setting forth such allocation and the allocation, in accordance with Treasury Regulation section 1.755-1, of basis adjustments under section 743(b) of the Code amongst the property of each partnership in which the Company holds a partnership interest within thirty (30) days of the final determination of the adjustments, if any, pursuant to Section 2.4.
2.8    Withholding. Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. Assuming Seller delivers to Buyer the certificate described in Section 7.5(b)(viii), Buyer is not aware of any obligation to deduct or withhold on any consideration payable pursuant to this Agreement. In the event Buyer becomes aware of any such obligation, Buyer will promptly notify Seller and cooperate with Seller to reduce or eliminate any such withholding. To the extent that such amounts are so withheld, such withheld and deducted amounts will be treated for all purposes of this Agreement as having been paid to Seller in respect of which such deduction and withholding was made by such Party.
2.9    Capital Advance.
(a)    At the Closing, Buyer shall deliver, by wire transfer of immediately available funds in Dollars to the Closing Account, an amount equal to twenty million Dollars ($20,000,000) (the “Buyer Capital Advance”), to satisfy, in part, the obligations of the NorthStar Member (on behalf of the JV Member) under Section 3.02(a) of the Newco LLC Agreement.
(b)    At the Closing, Seller shall deliver to Buyer a guarantee (the “Capital Contribution Advance Guarantee”) from Seller in respect of the NorthStar Member’s obligations under the Newco LLC Agreement relating to the Capital Contribution Advance (as defined in the Newco LLC Agreement), substantially in the form of Exhibit G hereto.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER
Seller hereby represents and warrants to Buyer as follows:
3.1    Title to the Purchased Interests. After the completion of the Pre-Closing Restructuring and as of immediately prior to the Closing, Seller (or its Affiliates) will own one hundred percent (100%) of the JV HoldCo Interests, including one hundred percent (100%) of the Purchased Interests, in each case free and clear of Liens other than Liens imposed by Buyer or restrictions on transfer under applicable securities Laws. After completion of the Pre-Closing Restructuring and as of immediately prior to the Closing, neither Seller nor any of its Affiliates will hold any equity or debt interests in JV other than the JV HoldCo Interests. Upon consummation of the Transactions, Buyer will own (i) JV HoldCo Interests representing indirect ownership of the Buyer Ownership Percentage of the Company Interests and, indirectly, (ii) the Buyer Ownership Percentage of the Company Interests, in each case free and clear of Liens other than Liens imposed by Buyer or restrictions on transfer under applicable securities Laws, the JV LLC Agreement, the Newco LLC Agreement or the JV Letter Agreement.
3.2    Organization. After completion of the Pre-Closing Restructuring and as of immediately prior to the Closing, Seller will directly own 100% of the equity interests in NRF OP SPV. Seller is a limited partnership duly organized, validly existing and in good standing under the Laws of Delaware. NRF OP SPV is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware. Each of Seller and NRF OP SPV has the requisite corporate or partnership power and authority to own, lease or operate its properties and to carry on its business as now being conducted. Each of Seller and NRF OP SPV is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or assets makes such qualification or licensing necessary except where the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Seller or NRF OP SPV to perform their respective obligations under this Agreement or the Transaction Documents to which they are a party.
3.3    Authorization of Agreement. Each of Seller and NRF OP SPV has all requisite power and authority and has taken all action required to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. This Agreement has been, and upon their execution the Transaction Documents to which Seller or NRF OP SPV is a party shall have been, duly executed and delivered by Seller or NRF OP SPV, as the case may be, and, assuming that this Agreement and each such Transaction Document constitutes the legal, valid and binding obligation of the other parties hereto and thereto (other than another member of the Seller Group or an Affiliate thereof), this Agreement constitutes, and upon its execution each of the Transaction Documents to which Seller is a party shall constitute, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable Equitable Principles.
3.4    Conflicts; Consents of Third Parties.
(a)    The execution and delivery by each of Seller and NRF OP SPV of this Agreement and the Transaction Documents to which it is a party, the performance by each of Seller and NRF OP SPV of this Agreement and the Transaction Documents to which it is a party in accordance with their respective terms, and the consummation of the Transactions, do not and will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of any material contractual obligation under, result in the creation of any Lien upon any of the Purchased Interests or material Properties under:
(i)    the Organizational Documents of Seller, NRF OP SPV, JV, JV OpCo, Newco or the Company or any of its Subsidiaries;
(ii)    any Contract or Permit to which Seller, NRF OP SPV, JV, JV OpCo, Newco or the Company or any of its Subsidiaries is a party or otherwise bound; or
(iii)    any Law applicable to Seller, NRF OP SPV, JV, JV OpCo, Newco or the Company or any of its Subsidiaries,
except, in the case of (ii) and (iii) where such conflict, violation, breach or default, would not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Seller, NRF OP SPV, JV, JV OpCo, Newco or the Company to perform their respective obligations under this Agreement or the Transaction Documents to which they are a party.
(b)    Except as set forth on Schedule 3.4(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Governmental Entity (a “Governmental Approval”) is required on the part of Seller or any of its Affiliates (other than the Company or any of its Subsidiaries) in connection with the execution and delivery by Seller and NRF OP SPV of this Agreement or the Transaction Documents to which they are a party or the consummation of the Transactions by Seller and its Affiliates (other than the Company or any of its Subsidiaries), except for any such Governmental Approval, the failure of which to make or obtain would not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Seller or NRF OP SPV to perform their respective obligations under this Agreement or the Transaction Documents to which they are a party.
3.5    Legal Proceedings. There is no claim, action, suit, arbitration, inquiry, investigation, alternative dispute resolution action or any other judicial or administrative proceeding of any nature, in Law or equity, by or before a Governmental Entity (each, a “Legal Proceeding”), pending against (or to Seller’s Knowledge, threatened in writing against) Seller or NRF OP SPV that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Seller or NRF OP SPV to perform their respective obligations under this Agreement or the Transaction Documents to which they are a party. Neither Seller nor NRF OP SPV is subject to any outstanding Order which has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Seller or NRF OP SPV to perform their respective obligations under this Agreement or the Transaction Documents to which they are a party.
3.6    Tax Status. Seller is a U.S. Tax Person, and 100% of the equity interests in Seller are owned (directly or indirectly through other U.S. Tax Persons) by NRF and individuals or estates that are U.S. Tax Persons. To the actual knowledge of Seller and its Affiliates, (a) as of the date hereof, NRF qualifies as a REIT that is a domestically controlled qualified investment entity within the meaning of Code section 897(h) (a “D-REIT”) and (b) as of the Closing either NRF will be a D-REIT or 100% of the equity interests in Seller will be owned (directly or indirectly through other U.S. Tax Persons) by one or more U.S. Tax Persons that are classified as (i) D-REITs, (ii) C corporations (within the meaning of U.S. Treasury Regulation section 1.337(d)-7(a)(2)(i)), (iii) individuals, or (iv) estates.
3.7    Limitations of Representations and Warranties. Except for the representations and warranties set forth in this Article III and in Article IV and any Transaction Document, neither Seller nor any other Person makes any express or implied representation or warranty with respect to Seller. Seller hereby disclaims any other express or implied representations or warranties. Except for the representations and warranties set forth in this Article III and any Transaction Document, Seller is not making any representations or warranties regarding the Company, JV, their respective Subsidiaries, the Healthcare Portfolio or any pro-forma financial information, financial projections or other forward-looking information or statements with respect thereto. Except for the representations and warranties set forth in this Article III and any Transaction Document, Seller hereby disclaims all liability and responsibility for any representation, warranty, opinion, projection, forecast, statement, memorandum, presentation, advice or information made, communicated or furnished (orally or in writing) to Buyer or its Affiliates or Representatives (including any such opinion, projection, forecast, statement, memorandum, presentation, advice or information made available in any electronic data room hosted by Seller or the Company in connection with the Transactions).
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth on the Disclosure Schedule, the Company hereby represents and warrants to Buyer as follows:
4.1    Organization.
(a)    JV is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(b)    JV OpCo is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.
(c)    Newco is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.
(d)    The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.
(e)    Each of the Company Subsidiaries is a corporation, partnership, limited liability company or other company, as applicable, duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the Laws of the jurisdiction of its incorporation, except where the failure to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(f)    Each of the Company, JV, Newco and each of their respective Subsidiaries has the requisite power and authority to own, operate or lease the properties and assets owned, operated or leased by it and to conduct its business as it has been and is now being conducted. Each of the Company, JV, Newco and each of their respective Subsidiaries is duly qualified or licensed to do business in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its rights, assets or properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has delivered to or made available to Buyer, prior to the execution of this Agreement, true, accurate and complete copies of the Organizational Documents of the Company, JV, JV OpCo and Newco, each as in effect as of the date hereof. Each of the Company, JV, JV OpCo, Newco and each of their respective Subsidiaries is in compliance in all material respects with the terms of their respective Organizational Documents.
4.2    Authorization of Agreement. Each of the Company, Newco, JV OpCo and JV has all requisite power and authority and has taken all action required to execute and deliver this Agreement and each Transaction Document to which it is a party and to perform its obligations hereunder and thereunder. This Agreement has been, and upon their execution the Transaction Documents to which the Company, Newco, JV OpCo or JV is a party shall have been, duly executed and delivered by the Company, Newco, JV OpCo or JV, as the case may be, and, assuming that this Agreement and each such Transaction Document constitutes the legal, valid and binding obligation of the other parties hereto and thereto (other than another member of the Seller Group or an Affiliate thereof), this Agreement constitutes, and, upon its execution each of the Transaction Documents to which the Company, Newco, JV OpCo or JV is a party shall constitute, the legal, valid and binding obligation of the Company, Newco, JV OpCo or JV, as the case may be, enforceable against the Company, Newco, JV OpCo or JV in accordance with its terms, subject to applicable Equitable Principles.

4.3    Conflicts; Consents of Third Parties.
(a)    The execution and delivery by each of JV, JV OpCo, Newco and the Company of this Agreement and the Transaction Documents to which it is a party, the performance by each of JV, JV OpCo, Newco and the Company of this Agreement and the Transaction Documents to which it is a party in accordance with their respective terms, and the consummation of the Transactions, do not and will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of any material contractual obligation under, result in the creation of any Lien upon any of the Purchased Interests or material Properties under:
(i)    the Organizational Documents of the Company, JV, JV OpCo, Newco or any of their respective Subsidiaries;
(ii)    any Contract or Permit to which the Company, JV, JV OpCo, Newco or any of their respective Subsidiaries is a party or otherwise bound; or
(iii)    any Law applicable to the Company, JV, JV OpCo, Newco or any of their respective Subsidiaries, except, in the case clauses (ii) and (iii), where such conflict, violation, breach or default would not have, individually or in the aggregate, a Company Material Adverse Effect.
(b)    No Governmental Approval is required on the part of JV, JV OpCo, Newco, the Company or any of their respective Affiliates in connection with the execution and delivery by Seller, NRF OP SPV, the Company, Newco, JV OpCo and JV of this Agreement or the Transaction Documents to which Seller, NRF OP SPV, the Company, Newco, JV OpCo or JV is a party or the consummation of the Transactions by Seller, NRF OP SPV, the Company, Newco, JV, JV OpCo and their respective Affiliates, except for any such Governmental Approval, the failure of which to make or obtain would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a material adverse effect on the ability of Seller, NRF OP SPV, the Company, Newco, JV OpCo or JV to perform their respective obligations under this Agreement or the Transaction Documents to which Seller, the Company, Newco, JV OpCo or JV is a party.
4.4    Capitalization; Subsidiaries.
(a)    After completion of the Pre-Closing Restructuring and as of immediately prior to the Closing, (i) Seller (or its Affiliates) will directly or indirectly own 100% of the JV HoldCo Interests, (ii) JV will directly own 100% of the equity interests in JV OpCo (the “JV OpCo Interests”) and (iii) Seller (or its Affiliates) and JV OpCo will own 100% of the outstanding ownership interests of Newco (the “Newco Interests”).
(b)    Except for the JV OpCo Interests, the JV Holdco Interests and the Newco Interests, as contemplated by the Pre-Closing Restructuring, as contemplated by Section 10.6(c), or as set forth on Schedule 4.4(b), there are no options, warrants, calls, subscriptions or other rights, agreements, arrangements or commitments of any kind, relating to the issued or unissued ownership interests of JV, JV OpCo, Newco or any of their respective

Subsidiaries, obligating Seller, JV, JV OpCo, Newco, the Company or any of their respective Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock of, or other equity interests in, JV, JV OpCo, Newco or any of their respective Subsidiaries (other than the Company and any Company Subsidiaries) or securities convertible into or exchangeable for such shares or equity interests, or obligating Seller, JV, JV OpCo, Newco the Company or any of their respective Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other similar right, agreement, arrangement or commitment. Other than as contemplated by Section 10.6(c), there are no outstanding contractual obligations of Seller, JV, JV OpCo, Newco, the Company or any of their respective Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, or other equity interests in, JV, JV OpCo, Newco or any of their respective Subsidiaries. There are no bonds, debentures, notes, or other Indebtedness having the right to vote on any matters in which JV, JV OpCo, Newco or any of their respective Subsidiaries may vote.
(c)    (i) Immediately after giving effect to the Pre-Closing Restructuring and as of immediately prior to the Closing, Newco will own 100% of the outstanding ownership interests of the Company (the “Company Interests”). (ii) Except for the Company Interests and as contemplated by the Pre-Closing Restructuring or Section 10.6(c), there are no options, warrants, calls, subscriptions or other rights, agreements, arrangements or commitments of any kind, relating to the issued or unissued ownership interests of the Company or any Company Subsidiary, obligating Seller, JV, JV OpCo, Newco, the Company or any of their respective Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary or securities convertible into or exchangeable for such shares or equity interests, or obligating Seller, JV, JV OpCo, Newco, the Company or any of their respective Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other similar right, agreement, arrangement or commitment.
(d)    There are no voting trusts, stockholder agreements, proxies or other similar agreements or understandings with respect to the voting of any shares of or other equity interests in the Company, JV, JV OpCo, Newco or any of their respective Subsidiaries to which the Company, JV, JV OpCo, Newco or any of their respective Affiliates is a party. None of the Company, JV, JV OpCo, Newco or any of their respective Subsidiaries has granted any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any of its shares of capital stock or other equity interests. Except as set forth on Schedule 4.4(d)(i), each Subsidiary of the Company, JV, JV OpCo or Newco is wholly owned, directly or indirectly, by the Company. Except as set forth on Schedule 4.4(d)(ii), the Company or another Company Subsidiary owns, directly or indirectly, all of the issued and outstanding equity interests of each of the Company Subsidiaries, free and clear of Liens (other than Permitted Liens, limitations on transfer and other restrictions imposed by federal or state securities Laws and the applicable Organizational Documents), and all such equity interests have been duly authorized and validly issued in compliance with all applicable Laws and Organizational Documents and are fully paid, nonassessable (to the extent such concepts are applicable) and are free, and were not issued in violation, of preemptive rights. Except as set forth on Schedule 4.4(d)(iii), the JV OpCo Interests, the JV HoldCo Interests, the Newco Interests and the Company Interests have been duly authorized and validly issued in compliance with all applicable Laws and Organizational Documents and are fully paid, nonassessable (to the extent such concepts are applicable) and are free, and were not issued in violation, of preemptive rights. Except as set forth on Schedule 4.4(d)(iv), there are no outstanding contractual obligations of JV, JV OpCo, Newco, the Company or any of their respective Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person other than a Company Subsidiary.
(e)    Except for Company Subsidiaries, JV OpCo and Newco, none of the Company, JV, JV OpCo, Newco or any of their respective Subsidiaries owns any shares of capital stock, or other equity interests in, any Person.
(f)    As of immediately prior to the Closing, (i) JV will have no assets and liabilities other than JV OpCo Interests, (ii) JV OpCo will have no assets and liabilities other than Newco Interests, (iii) Newco will have no assets and liabilities other than Company Interests and (iv) the Company will have no assets and liabilities other than with respect to the Healthcare Portfolio.
(g)    All dividends or other distributions on the JV HoldCo Interests, JV OpCo Interests, Newco Interests and the Company Interests which have been authorized or declared prior to the date hereof or pursuant to Section 6.1(c)(ii) have been paid in full (except to the extent such dividends have been declared and are not yet due and payable).
4.5    Financial Statements.
(a)    Schedule 4.5(a) contains true, accurate and complete copies of (i) the audited combined balance sheet of the Borrowers (as defined in that certain Loan Agreement, dated as of December 3, 2014, among Citigroup Global Markets Realty Corp., JPMorgan Chase Bank, National Association, Barclays Bank PLC and Column Financial, Inc., as Lenders, and the entities listed on Schedule I attached thereto, as Borrowers (the “Griffin Mortgage”)) – contractual basis as of December 31, 2015 and the related combined statements of operations – contractual basis and cash flows – contractual basis for the year then ended, together with all related notes and schedules thereto, (ii) the audited consolidated balance sheet of Eclipse Investment, LLC and its Subsidiaries as of December 31, 2015 and the related consolidated statements of operations, changes in members’ equity and cash flows for the year then ended, together with all related notes and schedules thereto and (iii) the audited consolidated balance sheet of Eclipse Investment, LLC and its Subsidiaries as of December 31, 2014 and the related consolidated statements of operations, changes in members’ equity and cash flows for the period May 7, 2014 through December 31, 2014, together with all related notes and schedules thereto (collectively, the “Audited Financial Statements”).
(b)    Schedule 4.5(b) contains true, accurate and complete copies of the unaudited consolidated balance sheet of the Healthcare Portfolio as of March 31, 2016 and December 31, 2015 and the unaudited consolidated income statement of the Healthcare Portfolio for the three-month period ended March 31, 2016 and the year ended December 31, 2015, together with all related schedules thereto (collectively, the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Company Financial Statements”).

(c)    The Company Financial Statements (i) were prepared in accordance with GAAP applied on a basis consistent with the past practices of the Company and the Company Subsidiaries during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal year-end adjustments, which would not be material in amount), (ii) were prepared on the basis of the books and records of the Company and the Company Subsidiaries and (iii) fairly present (except as may be indicated in the notes thereto or schedules provided therewith) in all material respects, the consolidated financial position and the results of operations of the Healthcare Portfolio as of the dates or for the periods covered thereby (subject, in the case of unaudited interim financial statements, to the absence of notes and normal year-end adjustments).
(d)    The accounting or financial books, records, ledgers and files or other similar information of the Company, JV, JV OpCo, Newco and each of their respective Subsidiaries have been maintained in accordance with good business and accounting practices.
4.6    Undisclosed Liabilities. Except (a) to the extent reflected or otherwise specifically reserved against on the Company Financial Statements or referenced in the footnotes thereto, (b) for liabilities and obligations incurred in the ordinary course of business since the Balance Sheet Date, (c) for expenses related to the Transactions and (d) for liabilities and obligations pursuant to or arising under any Contract (including this Agreement) to which the Company or any Company Subsidiary is a party other than liabilities or obligations due to breaches thereunder, since the Balance Sheet Date neither the Company nor any Company Subsidiary has incurred any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be included on a consolidated balance sheet of the Company and the Company Subsidiaries prepared in accordance with GAAP, other than as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
4.7    Absence of Certain Changes.
(a)    Since December 31, 2015 through the date hereof, (i) the Company has conducted, in all material respects, its business in the ordinary course, (ii) no Effects have occurred, which have had or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (iii) suffered any casualty loss or damage with respect to the business or any material Property or the material assets of the Company and the Company Subsidiaries, taken as a whole, whether or not such loss or damage shall have been covered by insurance and (iv) Seller has not taken any action that, if taken after the date of this Agreement, without the prior written consent of Buyer, would constitute a breach of Section 6.1.
(b)    The transactions contemplated by the Colony Merger Agreement will not have or result in any Effects which will have, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
4.8    Compliance with Laws.
(a)    (i) Each of Seller and NRF OP SPV and the Company, JV, JV OpCo, Newco and their respective Subsidiaries has complied and is in compliance with all Laws which affect the business, properties or assets of the Company, JV, JV OpCo, Newco and their respective Subsidiaries, and (ii) no written notice has been received by Seller or NRF OP SPV or the Company, JV, JV OpCo, Newco or any of their respective Subsidiaries, or to the Company’s Knowledge, threatened against Seller or NRF OP SPV or the Company, JV, JV OpCo, Newco or any of their respective Subsidiaries alleging any non-compliance with any such Laws, except in each case above, for such non-compliance that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Notwithstanding anything to the contrary in this Section 4.8(a), the provisions of this Section 4.8(a) shall not apply to matters addressed in Sections 4.8(c), 4.11 or 4.15.
(b)    The Company, JV, Newco and their respective Subsidiaries are in possession of all material Permits necessary for the Company and Company Subsidiaries to own or use, lease and, where applicable, operate the Healthcare Portfolio or to carry on their businesses in substantially the same manner as it is being conducted on the date of this Agreement (the “Company Permits”) and all of the Company Permits are valid, and in full force and effect, except, in each case, where the failure by the Company, JV, Newco or a Company Subsidiary, as applicable, to possess and maintain any Company Permit in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(c)    Except (i) as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and (ii) with respect to matters addressed in a Licensing Survey, (A) each of the Company and each Company Subsidiary is, and, to the Company’s Knowledge, each third party lessee, operator or manager of any Property (each an “Operator”) is, in compliance in all material respects with all applicable Health Care Laws relating to the ownership and operation of the Properties, (B) none of the Company, any Company Subsidiary or, to the Company’s Knowledge, any Operator, has received any written notice from any Governmental Entity alleging any material violation of any applicable Health Care Law relating to the ownership and operation of the Properties, and (C) to the Company’s Knowledge, there is no Legal Proceeding pending against or threatened in writing against the Company, any Company Subsidiary or any Operator alleging any material failure to comply with Health Care Laws relating to the ownership and operation of the Properties.
(d)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Company Subsidiary that is required to be certified for participation in and reimbursement under any material Third Party Payor program that it currently participates in is so certified and, to the extent required, has current provider numbers and provider agreements for each such material Third Party Payor program.
4.9    Legal Proceedings. There is no Legal Proceeding pending against (or to the Company’s Knowledge, threatened in writing against) the Company, JV, Newco or any of their respective Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is subject to any outstanding Order which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.10    Properties.
(a)    Schedule 4.10(a)(i) sets forth a list of each Property and whether such Property is owned or ground leased. Schedule 4.10(a)(ii) sets forth a list of the address of each facility and real property which, as of the date of this Agreement, is under contract by the Company or a Company Subsidiary for purchase or which (with respect to all or substantially all of such Property) is required under a written agreement to be sold, leased or subleased by the Company or a Company Subsidiary after the date of this Agreement. There are no real properties that the Company or any Company Subsidiary is obligated to sell, buy, lease or sublease at some future date. Neither the Company nor any Company Subsidiary owns or leases any real property which is not set forth on Schedule 4.10(a).
(b)    The Company or a Company Subsidiary owns good and valid fee simple title (with respect to jurisdictions that recognize such form of title or substantially similar title with respect to all other jurisdictions) or leasehold title (as applicable) to each of the Properties, in each case, free and clear of Liens, except for Permitted Liens.
(c)    Neither the Company nor any Company Subsidiary has received (i) written notice to the effect that any Company Permit or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Properties is not in full force and effect as of the date of this Agreement, (ii) written notice of any uncured violation of any Laws affecting the Properties, except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or (iii) written notice from any insurance company or underwriter of any defect that would materially and adversely affect the insurability of any of the Properties.
(d)    No Company Permit or any agreement, easement or other right that is necessary to permit the current use and operation of the buildings and improvements on any of the Properties or that is necessary to permit the current use and operation of all parking areas, driveways, roads and other means of egress and ingress to and from any of the Properties has failed to be obtained or is not in full force and effect, and neither the Company nor any Company Subsidiary has received written notice of any outstanding threat of modification or cancellation of any such Permit, except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
(e)    Schedule 4.10(e) sets forth the Data Tape, which was prepared in good faith and, to Seller's Knowledge, does not contain in the aggregate any material deficiencies.
(f)    Schedule 4.10(f) (the “Rent Roll Summary”) truly and accurately sets forth, as of September 30, 2016, (i) the tenant, (ii) the lease expiration date, (iii) the contractual rent and (iv) the portfolio such Property belongs to, in each case for each Property other than any Property where the Company or any Company Subsidiary is a tenant (other than ground leases). To the Company’s Knowledge, no Person other than those identified on the Rent

Roll Summary (and those claiming by, through or under them) is in occupancy of any portion of the Properties set forth on the Rent Roll Summary. Except for discrepancies, errors or omissions that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, the Rent Roll Summary correctly references the corresponding property with respect to each lease or sublease in effect on the date shown therein, the “Company Leases”.
(g)    True, accurate and complete copies in all material respects of (i) all ground leases affecting the interest of the Company or any Company Subsidiary in the Properties and (ii) the Company Leases with aggregate annual rent payments to the Company or a Company Subsidiary in excess of Fifteen Million Dollars ($15,000,000), in each case in effect as of the date of this Agreement (the “Material Company Leases”) have been made available to Buyer. Except as individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (x) neither the Company nor any Company Subsidiary is and, to the Company’s Knowledge, no other party is in breach or violation of, or default under, any Material Company Lease, (y) no event has occurred which would result in a breach or violation of, or a default under, any Material Company Lease by the Company or any Company Subsidiary, or, to the Company’s Knowledge, any other party thereto in each case, with or without notice or lapse of time and no tenant under a Material Company Lease is in monetary default under such Material Company Lease, and (z) each Material Company Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to the Company or a Company Subsidiary and, to the Company’s Knowledge, with respect to the other parties thereto, except as may be limited by applicable Equitable Principles; provided, that, for the purposes of clause (x) and (y) above, no tenant will be deemed to be in monetary breach, violation or default under such Material Company Lease if such monetary breach, violation or default has continued for a period of less than sixty (60) days and is with respect to an amount less than Five Million Dollars ($5,000,000).
(h)    No purchase option, right of first refusal, right of first offer or any other right to purchase or otherwise acquire any Property or any portion thereof has been exercised under any Company Lease for which the purchase has not closed prior to the date of this Agreement.
(i)    Except as set forth in Schedule 4.10(i), (i) there are no unexpired options to purchase agreements, rights of first refusal, rights of first offer or any other rights to purchase or otherwise acquire any Property or any portion thereof, and (ii) there are no agreements to enter into any contract for sale, ground lease or letter of intent to sell or ground lease any Property or any portion thereof that is owned by the Company or any Company Subsidiary, which, in each case, is in favor of any party other than the Company or a Company Subsidiary (a “Company Third Party”).
(j)    The Company and each Company Subsidiary, as applicable, is in possession of title insurance policies or valid marked-up title commitments evidencing title insurance with respect to each Property (each, a “Company Title Insurance Policy” and, collectively, the “Company Title Insurance Policies”). To the Company’s Knowledge, each Company Title Insurance Policy is in full force and effect. None of the Company or any Company Subsidiary has made a claim under any Company Title Insurance Policy.

(k)    The Company and Company Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them (other than property owned by tenants and used or held in connection with the applicable tenancy and other than property owned by any third party managers), except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company’s nor any Company Subsidiary’s ownership of or leasehold interest in any such personal property is subject to any Liens, except for Permitted Liens.
(l)    The Company and Company Subsidiaries do not have any Knowledge, and have not received written notice, of (i) any structural defects, or violation of Law relating to any Properties which would have, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (ii) any physical damage to any Properties which would have, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect for which there is not insurance in effect covering the cost of the restoration and the loss of revenue.
4.11    Tax Matters.
(a)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company, JV, JV OpCo, Newco and each of their respective Subsidiaries has timely filed with the appropriate Governmental Entity all Tax Returns required to be filed by the Company, JV, JV OpCo, Newco or their respective Subsidiaries as appropriate, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were true, accurate and complete when filed and (ii) the Company, JV, JV OpCo, Newco and each of their respective Subsidiaries has duly paid (or there has been paid on their behalf) all Taxes required to be paid by them.
(b)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) there are no current audits, examinations or other proceedings pending with regard to any Taxes of the Company, JV, JV OpCo, Newco or any of their respective Subsidiaries, (ii) none of the Company, JV, JV OpCo, Newco or any of their respective Subsidiaries has received a written notice or announcement of any audits or proceedings with respect to Taxes, (iii) no deficiency for Taxes of the Company, JV, JV OpCo, Newco or any of their respective Subsidiaries has been claimed, proposed or assessed in writing or, to the Seller Group’s Knowledge, threatened, by any Governmental Entity, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith that are set forth on Schedule 4.11(b), and (iv) none of the Company, JV, JV OpCo, Newco or any of their respective Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency for any open tax year. None of the Company, JV, JV OpCo, Newco or any of their respective Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).
(c)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company, JV, JV OpCo, Newco and each of their respective Subsidiaries has complied, in all material respects, with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Taxing Authorities all amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.
(d)    There are no material Tax Liens upon any property or assets of the Company, JV, JV OpCo, Newco or any of their respective Subsidiaries except for Permitted Liens.
(e)    None of the Company, JV, JV OpCo, Newco or any of their respective Subsidiaries has requested, has received or is subject to any written ruling of a Governmental Entity or has entered into any written agreement with a Governmental Entity with respect to Taxes.
(f)    There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving the Company, JV, JV OpCo, Newco or any of their respective Subsidiaries, except for customary indemnification provisions contained in any credit or other commercial agreements the primary purpose of which does not relate to Taxes. None of the Company, JV, JV OpCo, Newco or any of their respective Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Seller) or (B) has any liability for the Taxes of any Person (other than the Company, JV, JV OpCo, Newco or any of their respective Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Tax Law) or as a transferee or successor.
(g)    Neither the Company nor any Company Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(h)    Except as set forth on Schedule 4.11(h), the Company, JV OpCo and each of their respective Subsidiaries are, and have been since their formation, disregarded entities for federal income Tax purposes. Schedule 4.11(h) sets forth the U.S. federal income tax classification of each Subsidiary of the Company that is not a disregarded entity (including whether such entity is a REIT or a taxable REIT subsidiary).
(i)    Each Subsidiary of the Company that has filed with its Tax Return for any taxable year an election to be a REIT has satisfied all other requirements to qualify as a REIT for each subsequent taxable year for which it has been classified as a corporation for U.S. federal tax purposes. If the Company were a corporation for U.S. federal tax purposes, as of the Closing it would have met the requirements of Section 856(c)(2) and (3) of the Code for the 12-month period made up of the most recently ended calendar quarter and the three calendar quarters immediately preceding such quarter and would have met the requirements of Section 856(c)(4) of the Code for the most recently ended calendar quarter and for each of the three calendar quarters immediately preceding such quarter.

(j)    Neither the Company nor any Company Subsidiary will be required to include any item of income (or exclude any item of deduction) in any taxable period ending after the Closing Date as a result of (i) any installment sale or open transaction disposition made on or prior to the Closing Date, (ii) any prepaid amount or deferred revenue received on or prior to the Closing Date, (iii) any cancellation of indebtedness income arising on or prior to the Closing Date, (iv) any change in Tax accounting method prior to the Closing Date under Section 481 of the Code or any comparable provision of state, local or non-U.S. Tax Law, or (v) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law).
(k)    This Section 4.11 and Section 4.12 (to the extent such representations and warranties relate to Taxes) constitute the exclusive representations and warranties of the Company, JV, JV OpCo and Newco with respect to Tax matters. None of the representations and warranties in this Section 4.11 or in Section 4.12 (to the extent such representations and warranties relate to Taxes), other than those in Section 4.11(j) shall apply to any Tax period (or portion thereof) that begins on or after the Closing Date.
4.12    No Employees; No Benefit Plans. None of the Company, JV, Newco or any of their respective Subsidiaries has or has ever had employees. None of the Company, JV, Newco or any of their respective Subsidiaries sponsors, maintains, contributes to or has any obligation to contribute to, or has sponsored, maintained or contributed to or had any obligation to contribute to or has had any liability (contingent or otherwise) with respect to any “employee benefit plan,” as defined in Section 3(3) of ERISA, any “single-employer plan,” as defined in Section 4001(a)(15) of ERISA or any “multiemployer plan,” as defined in Section 3(37) of ERISA.
4.13    No Condemnation. As of the date hereof (a) there are no pending or, to the Company’s Knowledge, threatened eminent domain, condemnation, expropriation, requisition or similar proceedings against any Property or any portion thereof (each, a “Condemnation”) that would have or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (b) none of Seller, the Company or any Company Subsidiary has received written notice that any Condemnation is contemplated.
4.14    Intellectual Property.
(a)    Each of the Company, JV, JV OpCo, Newco and their respective Subsidiaries does not infringe, misappropriate or otherwise violate or conflict with the Intellectual Property of any other Person. There is no Claim pending or, to the Company’s Knowledge, threatened against the Company, JV, JV OpCo, Newco or any of their respective Subsidiaries concerning any of the foregoing, nor has any of them received any written notification that a license under any other Person’s Intellectual Property is or may be required to operate its respective business.
(b)    With respect to each item of Intellectual Property that is owned by any of the Company, JV, Newco and any of their respective Subsidiaries, such Intellectual Property is (i) owned free and clear of all exclusive licenses, non-exclusive licenses not granted in the ordinary course of business consistent with past practice, Liens (other than Permitted

Liens), and any obligation to grant any of the foregoing, and (ii) valid, subsisting and enforceable. No Person is engaging, or has engaged in the last six (6) years, in any activity that infringes, misappropriates or otherwise violates or conflicts with any of such Intellectual Property. Each of the Company, JV, Newco and their respective Subsidiaries has taken all commercially reasonable measures to maintain, in all material respects, the confidentiality and value of all confidential Intellectual Property used or held for use in the operation of its respective business.
4.15    Environmental Matters.
(a)    The Company has made available to Buyer the environmental studies, investigations, reports, audits, assessments, licenses, permits and agreements set forth on Schedule 4.15 (collectively, the “Existing Environmental Reports”). Except as set forth in the Existing Environmental Reports: (i) (A) each of Seller and NRF OP SPV and the Company, JV, JV OpCo, Newco and their respective Subsidiaries is and, for the past two (2) years, has been in material compliance with all Environmental Laws which affect the business, properties or assets of the Company, JV, JV OpCo, Newco and their respective Subsidiaries, and (B) no written notice has been received by the Company, JV, JV OpCo, Newco or any of their respective Subsidiaries, or to the Company’s Knowledge, threatened against the Company, JV, JV OpCo, Newco or any of their respective Subsidiaries alleging any material non-compliance with any such Environmental Laws; (ii) there has been no material release of Hazardous Substances by Seller or NRF OP SPV or the Company, JV, JV OpCo, Newco or their respective Subsidiaries, or, to the Company’s Knowledge, at, in, on, to, or from any Property, that requires any investigation, cleanup, remediation, or remedial or corrective action pursuant to Environmental Law, and none of Seller, NRF OP SPV or the Company, JV, JV OpCo, Newco or any of their respective Subsidiaries, within thirty-six (36) months prior to the date hereof, has made any report or disclosure to any Governmental Entity relating to the release or threatened release of Hazardous Substances to or from any Property; and (iii) there is no Legal Proceeding pending against (or to the Company’s Knowledge, threatened in writing against), the Company, JV, JV OpCo, Newco or their respective Subsidiaries arising under or relating to any Environmental Law, and neither the Company, JV, JV OpCo, Newco or any of their respective Subsidiaries is subject to any outstanding Order arising under or relating to any Environmental Law, provided, that, Buyer, for the avoidance of doubt, acknowledges and agrees that the foregoing clauses (i) through (iii) are to the Company’s Knowledge with respect to the actions or operations of any Operator including any such actions or operations taken or failed to be taken on behalf of the Company or any of its Subsidiaries.
(b)    Except with respect to Section 4.8(b), this Section 4.15 constitutes the exclusive representations and warranties of the Company, JV and Newco with respect to compliance with or liabilities under Environmental Laws and other environmental matters.
4.16    Material Contracts.
(a)    Schedule 4.16(a) sets forth a list or description of each note, bond, mortgage, indenture, lease, sublease, license, purchase or sale order, contract, arrangement, commitment, understanding or agreement or other instrument or obligation (whether written or oral) (each, a “Contract”) to which Seller, NRF or NRF OP SPV or the Company, JV, JV OpCo,

Newco or any of their respective Subsidiaries (and for purposes of subclause (xii) only, any Affiliate of Seller) is a party or by which any of their respective properties or assets are bound (collectively, the “Material Contracts”) which, as of the date of this Agreement:
(i)    obligates the Company, JV, JV OpCo, Newco or any of their respective Subsidiaries to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of eighteen million Dollars ($18,000,000) and is not cancelable within ninety (90) days without penalty to the Company, JV, Newco or any of their respective Subsidiaries, except for any (A) Company Lease or any ground lease affecting any Property or (B) tenant reimbursements made pursuant to the applicable underlying Company Lease;
(ii)    contains any non-compete or exclusivity provisions with respect to any line of business or geographic area or during any period of time with respect to the Company, JV, JV OpCo, Newco or any of their respective Subsidiaries, or which restricts (or purports to restrict) the ability of the Company, JV, JV OpCo, Newco or any of their respective Subsidiaries from engaging in any line of business or competing in any line of business or with any Person or in any geographic area or during any period of time, in each case, in any line of business or geographic area that is material to the Company and the Company Subsidiaries, except for any Company Lease or any ground lease affecting any Property;
(iii)    constitutes Indebtedness (including any guarantee thereof) in an amount in excess of eighteen million Dollars ($18,000,000) or any letters of credit or similar instruments issued for the account of the Company, JV, JV OpCo, Newco or any of their respective Subsidiaries or mortgaging, pledging or otherwise placing a Lien securing obligations in excess of eighteen million Dollars ($18,000,000) on any portion of the assets of the Company, JV, JV OpCo, Newco or any of their respective Subsidiaries, including the Griffin Mortgage, other than any such agreement, indenture, letter of credit or instrument solely between or solely among the Company, JV, JV OpCo, Newco and wholly owned Company Subsidiaries;
(iv)    requires the Company, JV, JV OpCo, Newco or any of their respective Subsidiaries to dispose of or acquire assets or properties (other than in connection with the expiration of a Company Lease or a ground lease affecting a Property or as may accrue in connection with a breach of any Contract) with a fair market value in excess of eighteen million Dollars ($18,000,000), or provides for any pending or contemplated merger, consolidation or similar business combination transaction involving the Company, JV, JV OpCo, Newco or any of their respective Subsidiaries, except for any Company Lease or any ground lease affecting any Property;
(v)    relates to a joint venture, partnership, strategic alliance, limited liability company or similar arrangement, with a third party;
(vi)    constitutes Indebtedness of a Person (other than a Company Subsidiary) owed to the Company, JV, JV OpCo, Newco or any of their respective Subsidiaries in an amount in excess of eighteen million Dollars ($18,000,000);

(vii)    relates to the ongoing or scheduled development, construction or capital expenditures, in each case requiring aggregate payments by the Company, JV, JV OpCo, Newco or any of their respective Subsidiaries in excess of eighteen million Dollars ($18,000,000);
(viii)    is a Material Company Lease;
(ix)    prohibits the payment of dividends or distributions in respect of the JV OpCo Interests, the JV HoldCo Interests, the Newco Interests or shares of the Company or any Company Subsidiary;
(x)    grants to any Person a right of first refusal, a right of first offer or an option to purchase, acquire, sell or dispose of any Property that, individually or in the aggregate, could involve amounts in excess of eighteen million Dollars ($18,000,000);
(xi)    contains “earn-out” or other similar contingent purchase price payment obligations, in each case that could result in payments, individually or in the aggregate in excess of five hundred thousand Dollars ($500,000);
(xii)    relates to the provision of Asset Management Services to JV, JV OpCo, Newco, the Company or any of their respective Subsidiaries (such agreements, the “Asset Management Material Contracts”); or
(xiii)    relates to any outstanding written commitment to enter into any contract or agreement of the type described in subclauses (i) through (xiii) above.
Notwithstanding anything above in subclauses (i) through (xiv), “Material Contracts” shall not include any Contract that (A) is terminable upon thirty (30) days’ notice without penalty or premium, (B) will be fully satisfied at or prior to the Closing, (C) provides for aggregate payments by the Company, JV, JV OpCo, Newco or any of their respective Subsidiaries of less than five million Dollars ($5,000,000) in each calendar year during the remaining term of such Contract, or (D) is a Tax Protection Agreement or ground lease.
(b)    Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect:
(i)    each Material Contract (other than the Asset Management Material Contracts) is (A) legal, valid and binding on any of Seller, NRF or NRF OP SPV or the Company, JV, JV OpCo, Newco and any of their respective Subsidiaries that is a party thereto and, to the Company’s Knowledge, each other party to such Material Contract and (B) enforceable against, and in full force and effect with respect to, any of Seller, NRF or NRF OP SPV or the Company, JV, JV OpCo, Newco and any of their respective Subsidiaries that is a party thereto and, to the Company’s Knowledge, the other parties thereto, except as may be limited by applicable Equitable Principles;
(ii)    each Asset Management Material Contract, is, to the Company’s Knowledge (A) legal, valid and binding on the parties thereto and (B) enforceable against and in full force and effect with respect to the parties thereto, except as may be limited by applicable Equitable Principles;
(iii)    no asset manager has made a claim for indemnification under any Asset Management Material Contract, other than with respect to advancement of expenses in respect of claims in which NRF or any of its Subsidiaries is also named as a party;
(iv)    none of Seller, NRF or NRF OP SPV or the Company, JV, JV OpCo, Newco or any of their respective Subsidiaries that is a party thereto, nor, to the Company’s Knowledge, any other party thereto, is in material breach or violation of, or default under or otherwise delinquent in performance under, any Material Contract, and, to the Company’s Knowledge, each such other party thereto has performed in all material respects all obligations required to be performed by it under such Material Contract; and
(v)    no event has occurred or not occurred through the action or inaction of Seller, NRF or NRF OP SPV or the Company, JV, JV OpCo, Newco or any of their respective Subsidiaries or, to the Company’s Knowledge, any other party thereto, that with notice or lapse of time or both would constitute a material violation, breach, default or delinquency in performance under any Material Contract.
(c)    None of Seller, NRF or NRF OP SPV or the Company, JV, JV OpCo, Newco or any of their respective Subsidiaries or, to the Company’s Knowledge, any other party thereto, has received notice of any material breach, violation, default or delinquency in performance under any Material Contract, except for breaches, violations, defaults or delinquencies in performance that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Material Contracts shall remain valid and binding in accordance with their terms following the consummation of the transactions contemplated by the Colony Merger Agreement.
(d)    The Company has made available to Buyer, prior to the execution of this Agreement, true and complete copies in all material respects of each written Material Contract and a written summary of each oral Material Contract.
4.17    Insurance. The Company and the Company Subsidiaries maintain or cause to be maintained insurance with respect to all of the Properties with financially responsible insurers in such amounts and covering such risks which the Company, acting reasonably, believes are adequate in all material respects for the operation of its business. All premiums due and payable on the insurance policies held by or on behalf of the Company and the Company Subsidiaries relating to the Properties have been paid and no notice of cancellation or termination has been received by the Company or any Company Subsidiary (or the Person that maintains such insurance policies on their behalf) with respect to any such policy.
4.18    Affiliated Transactions. Except for Contracts entered into in connection with the Transactions (including the Pre-Closing Restructuring), Schedule 4.18 lists every Contract between JV, JV Opco, the Company, Newco or any of their respective Subsidiaries, on the one hand, and Seller or any Affiliate of Seller (other than the Company, JV, JV OpCo or Newco or any of their respective Subsidiaries), on the other.

4.19    Financial Advisor. No broker, investment banker, financial advisor or other Person, other than UBS Securities LLC, the fees and expenses of which will be paid by Seller, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Seller, the Company or any of their respective Affiliates.
4.20    Disclaimer of any Representations Regarding Estimates and Projections. In connection with Buyer’s investigation of the Healthcare Portfolio, Buyer has received certain projections, including projected statements of operating revenues and income from operations of the Healthcare Portfolio and certain business plan information. Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans and that whether any such projections are in fact achieved will depend upon factors and future events not within the control of the any member of the Seller Group or any of their respective Subsidiaries. Buyer takes full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts). Accordingly, except for the representations and warranties set forth in Article III and this Article IV and any Transaction Document, no member of the Seller Group makes any representation or warranty with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts). Buyer further acknowledges that the estimates and projections were compiled based only on unaudited data and operating information provided by the Company or the Company Subsidiaries (or managers of the Healthcare Portfolio), that neither the Seller Group (other than the Company) nor any Affiliate (other than the Company Subsidiaries) or Representative thereof has made an independent verification as to the accuracy or completeness thereof, or the assumptions and estimates therein, and that the presentation of such information does not reflect GAAP.
4.21    Limitations of Representations and Warranties. Except for the representations and warranties set forth in Article III and this Article IV and any Transaction Document, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company, JV, Newco, their respective Subsidiaries or the Healthcare Portfolio. The Company hereby disclaims any other express or implied representations or warranties. Except with respect to claims of Fraud and for the representations and warranties set forth in Article III and this Article IV and any Transaction Document, the Company hereby disclaims all liability and responsibility for any representation, warranty, opinion, projection, forecast, statement, memorandum, presentation, advice or information made, communicated or furnished (orally or in writing) to Buyer or its Affiliates or Representatives (including any such opinion, projection, forecast, statement, memorandum, presentation, advice or information made available in any electronic data room hosted by the Seller Group in connection with the Transactions).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER
Except as set forth on the Disclosure Schedule, Buyer represents and warrants to Seller as follows:
5.1    Organization. Taikang Insurance Group Inc. owns, directly or indirectly, one hundred percent (100%) of the capital stock of Buyer, free and clear of Liens other than Liens imposed at Closing in connection with the funding of the loan under the Loan Agreements. Buyer is a Hong Kong limited company duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation. Buyer has the requisite power and authority to own, lease or operate its properties and to carry on its business as now being conducted. Buyer is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or assets makes such qualification or licensing necessary, except to the extent that the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or the Transaction Documents to which it is a party. Buyer is not, directly or indirectly, controlled by or under the control of any state-owned or operated Persons.
5.2    Authorization of Agreement. Buyer has taken all limited company action required to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform fully its obligations hereunder and thereunder. This Agreement has been, and upon their execution the Transaction Documents to which Buyer is a party shall have been, duly executed and delivered by Buyer and, assuming that this Agreement and each such Transaction Document constitutes the legal, valid and binding obligation of the other parties hereto and thereto, this Agreement constitutes, and upon its execution each of the Transaction Documents to which Buyer is a party shall constitute, the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable Equitable Principles.
5.3    Conflicts; Consents of Third Parties. Assuming the making of the filings and the receipt of the consents described in Schedule 5.3, the execution and delivery by Buyer of this Agreement and the Transaction Documents to which it is a party, the performance by Buyer of this Agreement and the Transaction Documents to which it is a party in accordance with their respective terms, and the consummation of the Transactions, do not and will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any material contractual obligation under:
(a)    the Organizational Documents of Buyer;
(b)    any Contract or Permit to which Buyer is a party or otherwise bound; or

(c)    any Law applicable to Buyer,
except, in the case of clauses (b) and (c), where such conflict, violation or default would not, and would not reasonably be expected to materially impair or delay the ability of Buyer to consummate the Transactions.
5.4    Legal Proceeding. There is no Legal Proceeding pending against (or to Buyer’s Knowledge, threatened in writing against) Buyer or any of its Affiliates that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or the Transaction Documents to which it is a party. Buyer is not subject to any outstanding Order which would, or would reasonably be expected to, materially impair or delay the ability of Buyer to consummate the Transactions.
5.5    Financial Advisor. Except for fees and commissions that will be paid directly by Buyer, no Person retained by or on behalf of Buyer or any of its Affiliates and no other Person, by reason of any action of Buyer, is entitled to any brokerage commissions, finders’ fees or similar compensation in connection with the Transactions.
5.6    Purchase for Investment. Buyer is purchasing the Purchased Interests for its own account for investment and not for resale or distribution in any transaction that would be in violation of the securities Laws of the United States of America or any state thereof, provided, for the avoidance of doubt, that, as an Affiliate of an asset management company, Buyer may use multiple accounts managed by Buyer or one of its Affiliates to purchase the Purchased Interests or otherwise in connection with the Transactions. Buyer is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933.
5.7    Financial Ability. Subject to receipt of the PRC Approvals, Buyer has, or will at Closing have, sufficient cash in Dollars readily available to enable it to consummate the Transactions, and there is not, nor will there be, any restriction on the use of such cash for such purpose.
5.8    Sophisticated Party. Buyer (a) is a sophisticated party with respect to the Purchased Interests, (b) is able to bear the financial risk associated with purchasing the Purchased Interests on the terms set forth in this Agreement, and (c) has such knowledge and experience in financial and business matters, and has made transactions of a similar nature, so as to be aware and capable of evaluating the merits and potential risks and uncertainties inherent in transactions of the type contemplated in this Agreement.
5.9    Compliance with Laws. Buyer and each of its Affiliates has complied with and is in compliance with any Orders or Laws which could affect the Transactions, except for non-compliance which would not have, and would not be reasonably be expected to have, a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or the Transaction Documents to which it is a party.
5.10    Investigation; Limitation on Representations and Warranties; Disclaimer of Other Representations and Warranties. Buyer has conducted its own independent review and analysis of the business, operations, assets, technology, liabilities, results of operations, financial condition and prospects of the Company, JV and the Healthcare Portfolio and acknowledges that Buyer has been provided access to personnel, properties, premises and records related to the Healthcare Portfolio for such purposes. In entering into this Agreement, Buyer has relied upon its independent investigation and analysis of the Company, JV, their respective Subsidiaries and the Healthcare Portfolio, and Buyer acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by any member of the Seller Group, or any of their respective Affiliates, Subsidiaries, shareholders, controlling persons, trustees or Representatives that are not expressly set forth in Article III or Article IV of this Agreement or in a Transaction Document, whether or not such representations, warranties or statements were made in writing or orally. Buyer acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III and Article IV of this Agreement and the Transaction Documents, (a) the Seller Group makes no, and has not made, any representations or warranties relating to itself or its business, the Healthcare Portfolio or otherwise in connection with the Transactions and Buyer is not relying on any representation or warranty except for those expressly set forth in Article III and Article IV of this Agreement or in a Transaction Document, (b) no Person has been authorized by the Seller Group to make any representation or warranty relating to itself or its business, the Healthcare Portfolio or otherwise in connection with the Transactions, and if made, such representation or warranty must not be relied upon by Buyer as having been authorized by such party and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Buyer or any of its Representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of an express representation or warranty set forth in Article IV of this Agreement or in a Transaction Document.
5.11    No Other Representations or Warranties. Except for the representations and warranties set forth in this Article V, neither Buyer nor any other Person makes any express or implied representation or warranty with respect to Buyer. Buyer hereby disclaims any other express or implied representations or warranties.
ARTICLE VI

COVENANTS AND AGREEMENTS
6.1    Conduct of the Healthcare Portfolio Pending the Closing.
(a)    Between the date of this Agreement and the Closing Date, except as (i) set forth in Schedule 6.1, (ii) expressly contemplated or permitted by any other provision of this Agreement, (iii) required by Law or (iv) consented to in writing by Buyer, which consent shall not be unreasonably withheld, delayed or conditioned, each of the Company, JV, JV OpCo, Newco and each of their respective Subsidiaries agrees to, and Seller shall cause each of the Company, JV, JV OpCo, Newco and each of their respective Subsidiaries to, use its reasonable best efforts to conduct its business in the ordinary course of business and in a manner consistent with past practice, and each of the Company, JV, JV OpCo, Newco and each of their respective Subsidiaries agrees to, and Seller shall cause each of the Company, JV, JV OpCo, Newco and each of their respective Subsidiaries to, use its reasonable best efforts to, (A) preserve substantially intact its existing material rights, assets and properties, (B) preserve substantially intact its business organization and (C) maintain and preserve intact its current relationships with material customers, suppliers, distributors, creditors and other Persons with which the Company, JV, JV OpCo, Newco or any of their respective Subsidiaries has significant business relations.
(b)    Between the date of this Agreement and the Closing Date or the date, if any, on which this Agreement is terminated in accordance with Section 9.1, except as (i) set forth on Schedule 6.1, (ii) expressly required by or necessary to perform any of the Seller Group’s obligations under this Agreement, (iii) required by Law or (iv) consented to in writing by Buyer, which consent shall not be unreasonably withheld, delayed or conditioned, each of the Company, JV, Newco and each of their respective Subsidiaries agrees not to, and Seller shall cause the Company, JV, Newco and their respective Subsidiaries not to, (A) take or permit any action that, if taken after the Closing Date would constitute a “Major Decision” as such term is defined in the Newco LLC Agreement or (B) amend the Organizational Documents of the Company, JV, JV OpCo or Newco.
(c)    Notwithstanding the foregoing, subject to Sections 6.1(d) and 6.10(c), prior to the Closing, the Company, JV, JV OpCo, Newco and/or any of their respective Subsidiaries may use all available cash to (i) repay in the ordinary course of business any Indebtedness when due in accordance with its terms or (ii) declare or pay any dividends or other distributions with respect to the JV OpCo Interests, the JV HoldCo Interests, the Newco Interests or any equity interests of the Company or the Subsidiaries of the Company, provided, that, any dividends or other distributions declared with respect to the Newco Interests, the JV OpCo Interests, the JV HoldCo Interests or any equity interests of the Company or the Subsidiaries of the Company shall be paid prior to the Closing.
(d)    Between the Determination Time and the effective time of the consummation of the Transactions, each of the Company, JV, Newco and each of their respective Subsidiaries agrees not to, and Seller shall cause the Company, JV, Newco and their respective Subsidiaries not to, (i) declare or pay any dividends or other distributions with respect to the Newco Interests, the JV HoldCo Interests, the JV OpCo Interests or any equity interests of the Company or the Subsidiaries of the Company or JV, (ii) incur any Company Indebtedness or (iii) take any action outside of the ordinary course of business that will modify Lender Reserves or Working Capital in any way.
6.2    Efforts; Consents and Approvals.
(a)    Subject to the terms and conditions of this Agreement, Buyer and Seller shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Transactions as promptly as practicable, including (i) preparing and filing as promptly as practicable with any Governmental Entity all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Entity that are necessary, proper or advisable to consummate the Transactions and (iii) taking all actions as may be required by any such Governmental Entity to obtain such authorization.

(b)    Buyer, on the one hand, and the Seller Group, on the other hand, shall, in connection with the efforts referenced in this Section 6.2 to obtain all authorizations for the Transactions under applicable competition or investment Law (collectively, the “Antitrust Laws”), including, for the avoidance of doubt, the PRC Approvals, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) keep the other Party reasonably informed of any communication received by such Party from, or given by such Party to, any U.S. or foreign Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case, regarding the Transactions, and (iii) permit the other Party to review any communication given by it to, and consult with each other in advance of any meeting or conference with any Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by such applicable Governmental Entity or other Person, give the other Party the opportunity to attend and participate in such meetings and conferences.
(c)    In furtherance and not in limitation of the covenants of the Parties contained in Section 6.2(a), if any objections are asserted with respect to the Transactions under any Antitrust Law or if any suit or investigation is instituted (or threatened to be instituted) by any applicable Governmental Entity or any private party challenging the Transactions as violative of any Antitrust Law or which would otherwise prevent, impede or delay the consummation of the Transactions, Buyer and the Seller Group shall use their respective reasonable best efforts to cooperate with each other and resolve any such objections or suits so as to permit consummation of the Transactions.
(d)    In furtherance and not in limitation of the covenants of the Parties contained in Section 6.2(a) and Section 6.2(b), Buyer, on the one hand, and the Seller Group, on the other hand, shall:
(i)    make all appropriate filings required in connection with the PRC Approvals as promptly as practicable following the date hereof and in any event, no later than five (5) Business Days following the date hereof, and supply as promptly as practicable any additional information and documentary material that may be requested pursuant to applicable Law in connection with the PRC Approvals;
(ii)    use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other Parties hereto in doing, all things necessary, proper or advisable to obtain the PRC Approvals as soon as practicable and to avoid any impediment to the consummation of the Transactions under any applicable Laws or Orders, including using reasonable best efforts to take all such actions as may be necessary to resolve such objections, if any, as any PRC Governmental Entity or Person may assert under applicable Laws or Orders with respect to the Transactions; and
(iii)    in the event that Buyer is requested by a Governmental Entity to make a filing or submission to the Committee on Foreign Investment in the United States (“CFIUS”), (A) reasonably cooperate with each other in connection with any such filing or submission, (B) keep the other Party informed of any communication received by such Party from, or given by such Party to, CFIUS regarding the Transactions, and (C) permit the other

Party to review any communication given by it to, and consult with each other in advance of any meeting or conference with CFIUS, and to the extent permitted by CFIUS, give the other Party the opportunity to attend and participate in such meetings and conferences.
(e)    The Parties shall reasonably cooperate with each other and use their respective reasonable efforts to take such actions as the other may reasonably request to obtain (i) any consents necessary or desirable in connection with the Transactions pursuant to any Material Contracts, or (ii) any other consents from any third parties (excluding, for the avoidance of doubt, any Governmental Entity) as may be reasonably required to consummate the Transactions, provided, that, notwithstanding the foregoing, Buyer shall not be required to incur any expenses or liabilities, including, without limitation, the incurrence of interest or the payment of additional fees or penalties, make any payment or expenditures or agree to any obligation, undertaking or limitation of rights in order to obtain the consents set forth in this Section 6.2(e); provided, further, that the consummation of the Transactions shall not be delayed by, or conditioned on, the receipt or failure to receive of any such consents. For the avoidance of doubt, following the Closing, the Parties shall continue to reasonably cooperate with each other and use their respective reasonable efforts to take such actions as the other may reasonably request with respect to any of the consents set forth in this Section 6.2(e) that have not been received as of the Closing.
6.3    Pre-Closing Restructuring. Subject to and upon the terms and conditions of this Agreement, prior to or at the Closing, Seller shall take, and shall cause the Company, NRF OP SPV, JV, JV OpCo, Newco and their respective Subsidiaries to take, such actions as are necessary to give effect to the Pre-Closing Restructuring.
6.4    Financing.
(a)    Buyer shall (and shall cause each of its Affiliates to) use commercially reasonable efforts to as promptly as practicable after the date hereof, (i) secure the Debt Financing and execute the Loan Agreements and (ii) deliver the fully executed Letter of Credit to Seller or the Deposit Amount to the Escrow Agent, as applicable and in accordance with Section 2.2(b).
(b)    Following the execution of the Loan Agreements, Buyer shall (i) as promptly as reasonably practicable provide Seller with the fully executed Loan Agreements, (ii) as promptly as reasonably practicable after the occurrence thereof notify Seller of any breach or default by any party to any Loan Document that is not curable prior to the Outside Date, (iii) notify Seller, as promptly as reasonably practicable after Buyer’s receipt of any written notice or other written communication from any Debt Financing Source with respect to any actual or threatened breach, default, termination or repudiation by such Debt Financing Source of its obligations or commitments under any Loan Document, and (iv) use commercially reasonable efforts to (and shall cause each of its Affiliates to use commercially reasonable efforts to) (A) maintain in effect the Debt Financing and the Loan Documents, (B) satisfy in all material respects on a timely basis all conditions applicable to Buyer set forth in the Loan Documents including, pledging or causing its Affiliates to pledge all collateral required under the Loan Documents and (C) enforce all rights of Buyer under the Loan Documents with respect to the funding of the Debt Financing Sources’ obligations to the extent it would be commercially reasonable to do so.
(c)    In connection with the Debt Financing, (i) no member of the Seller Group nor any of their respective Affiliates shall be required to become subject to any obligations or liabilities with respect thereto, and (ii) nothing shall obligate any member of the Seller Group or any of their respective Affiliates to provide any certificates or declare or make any determinations with respect thereto. Buyer acknowledges and agrees that no member of the Seller Group nor any of their respective Affiliates shall have any responsibility for, or incur any liability to any Person under or in connection with, the Loan Documents or the Debt Financing and Buyer shall indemnify and hold harmless each member of the Seller Group and their respective Affiliates and Representatives from and against any and all Losses suffered or incurred by them in connection with the arrangement of the Debt Financing.
6.5    Public Announcements. So long as this Agreement is in effect, neither Buyer nor any member of the Seller Group, nor any of their respective Affiliates, including after the consummation of the transactions contemplated by the Colony Merger Agreement, any successor entity of any of the foregoing, shall issue or cause the publication of any press release or other public announcement with respect to the Transactions or this Agreement or the Transaction Documents without the prior written consent of the other Party, unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market or by the CIRC to issue or cause the publication of any press release or other announcement with respect to the Transactions or this Agreement or the Transaction Documents, in which event such Party shall provide a reasonable opportunity to the other Party to review and comment upon such press release or other public announcement and shall give due consideration to all reasonable additions, deletion or changes suggested thereto; provided, however, that each Party and their respective Affiliates may make statements that are not inconsistent with previous press releases, public disclosures or public statements made by Buyer or a member of the Seller Group in compliance with this Section 6.5. Except to the extent modified by the foregoing provisions, the Confidentiality Agreement dated as of December 10, 2015, between NRF and Buyer (the “Confidentiality Agreement”) shall (i) prior to the occurrence of the Closing, remain in full force and effect, notwithstanding the execution and delivery, or any termination, of this Agreement and (ii) upon the Closing, be terminated.
6.6    Conveyance Taxes. Buyer and the Seller Group will reasonably cooperate in the preparation, execution and filing of Tax Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sale, use, value added and stamp Taxes, any recording, registration and other fees and similar Taxes (“Conveyance Taxes”) which become payable in connection with the Transactions. Conveyance Taxes payable in connection with the Transactions (other than the sale and purchase of the Purchased Interests hereunder) shall be the sole responsibility of the Company. Conveyance Taxes, if any, payable solely as a result of the sale and purchase of the Purchased Interests hereunder shall be borne 50% by Seller and 50% by Buyer.
6.7    Expenses. Except as otherwise specifically provided herein, Buyer, on the one hand, and Seller, on the other hand, shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the Transactions, including all fees and expenses of agents, representatives, counsel and accountants.
6.8    Further Assurances. Subject to the terms and conditions of this Agreement, each of the Parties shall use reasonable best efforts to take or cause to be taken all actions and to do or cause to be done all things reasonably necessary, proper or advisable under applicable Laws to consummate and make effective the Transactions, including (a) contesting any legal proceeding relating to the Transactions and (b) executing any additional instruments necessary to consummate the Transactions.
6.9    Managers. Prior to or at the Closing, Seller shall take, and shall cause its Subsidiaries to take, such actions as are necessary and appropriate so that, effective as of the Closing, (i) the board of managers of Newco shall be comprised of the individuals set forth on Schedule 6.9(a) and (ii) the board of directors of JV shall be comprised of the individuals set forth on Schedule 6.9(b).
6.10    Casualty and Condemnation.
(a)    If, prior to the Closing Date, a Property or any portion thereof suffers a Material Casualty or the Company or any Company Subsidiary receives a notice or the Seller Group obtains Knowledge of a Material Condemnation, Seller shall, or shall cause the Company and the Company Subsidiaries to, promptly (a) notify Buyer of that event and provide Buyer with details of the extent of the Material Casualty or Material Condemnation, (b) make and diligently pursue a claim under any insurance policy covering such Property with respect to such Material Casualty or Material Condemnation and keep Buyer apprised of any material developments concerning such claim, (c) with respect to any Property or any portion thereof that suffers a Material Condemnation, diligently pursue any claim or rights to a condemnation award or proceeds relating to such Property or portion thereof and (d) with respect to any Property or any portion thereof that suffers a Material Casualty, use any proceeds from any such insurance policy to repair any damage to such Property or portion thereof.
(b)    Buyer shall be bound to purchase the Purchased Interests for the Purchase Price (after taking into account the Equity Value Adjustments contemplated pursuant to Section 2.4) as required by the terms hereof without regard to the occurrence or effect of any such Casualty or Condemnation.
(c)    If, prior to the Closing, a Property or any portion thereof suffers a Casualty, the Company and/or any of its Subsidiaries shall retain any proceeds received from any insurance policy covering such Property or portion thereof and shall in no event declare or pay any dividends or other distributions with respect to any equity interests of the Company or the Subsidiaries of the Company in respect of such proceeds.
6.11    Advice of Changes Seller (on behalf of the Seller Group) and Buyer will promptly advise each other of (a) any event to the Knowledge of either party which would render any representation or warranty contained in this Agreement, if made on or as of the date of the Closing, materially untrue or inaccurate, (b) any Effect that has or would reasonably be expected to have a Company Material Adverse Effect or (c) any failure of any member of the Seller Group or Buyer to materially comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. Notwithstanding the disclosure to Buyer or Seller, as applicable of any matter pursuant to this Section 6.11, the disclosing party shall not be relieved of any liability for, nor shall the providing of such information by the disclosing party to Buyer or Seller, as applicable, be deemed a waiver of, (i) the breach of any representation, warranty, covenant or agreement of any member of the Seller Group or Buyer contained in this Agreement or (ii) the related indemnification obligations of Seller or Buyer under Article VIII.
ARTICLE VII

CLOSING
7.1    Closing. The closing of the purchase and sale of the Purchased Interests (the “Closing”) shall take place on the Closing Date at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York at 10:00 a.m. Eastern Time, or such earlier or later time on the Closing Date as may be agreed in writing by Seller and Buyer.
7.2    Conditions to Each Party’s Obligations to Effect the Closing. The respective obligations of each Party to effect the Transactions will be subject to the satisfaction on or prior to the Closing Date of the following conditions, any and all of which may be waived in whole or in part by Buyer and Seller (on behalf of the Seller Group), as the case may be, to the extent permitted by applicable Law:
(a)    Governmental and Regulatory Approvals. The consents, approvals and actions of, filings with, and notices to, any Governmental Entity set forth on Schedule 7.2(a) shall have been obtained or made and remain in full force and effect.
(b)    No Injunction or Restraint. No preliminary or permanent injunction or Order issued by any court of competent jurisdiction or other Governmental Entity in PRC or a jurisdiction material to the business of the Healthcare Portfolio shall be in effect preventing or prohibiting the consummation of the Transactions.
7.3    Conditions to Obligations of the Seller Group. The obligations of the Seller Group to effect the Transactions are also subject to the satisfaction or waiver by Seller on or prior to the Closing Date of each of the following additional conditions:
(a)    Representations and Warranties. Each of the representations and warranties of Buyer set forth in this Agreement shall be true and correct in all respects at and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that such representations and warranties are expressly limited by their terms to another date, in which case such representations and warranties shall be true and correct in all respects as of such other date), except where the failure of such representations and warranties to be true and correct (without giving effect to any “materiality” qualifications or exceptions set forth therein) would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or the Transaction Documents to which it is a party.

(b)    Performance of Obligations. Buyer shall have performed or complied in all material respects with all obligations (other than those set forth in Section 6.11) required to be performed or complied with by it under this Agreement at or prior to the Closing Date.
(c)    Closing Deliveries. Buyer shall have made the deliveries required to be made by Buyer under Section 7.5(a).
7.4    Conditions to Obligations of Buyer. The obligations of Buyer to effect the Transactions are also subject to the satisfaction or waiver by Buyer on or prior to the Closing Date of each of the following additional conditions:
(a)    Representations and Warranties. (i) The representations and warranties of (A) Seller in Section 3.1 (Title to Purchased Interests) and (B) the Company in Sections 4.4(a) and (c)(i) (Capitalization; Subsidiaries) and 4.7(a)(ii) (Absence of Certain Changes) shall be true and correct in all respects at and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that such representations and warranties are expressly limited by their terms to another date, in which case such representations and warranties shall be true and correct in all respects as of such date), (ii) the representations and warranties of (A) Seller in Sections 3.2 (Organization), 3.3 (Authorization of Agreement), 3.4(a)(i) (Conflicts) and 3.6 (Tax Status) and (B) the Company in Sections 4.1 (Organization), 4.2 (Authorization of Agreement), 4.3(a)(i) (Conflicts), 4.4(b), (c)(ii), (d) and (e)-(g) (Capitalization; Subsidiaries), 4.10(b) (Properties), and 4.19 (Financial Advisor) shall be true and correct in all material respects at and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that such representations and warranties are expressly limited by their terms to another date, in which case such representations and warranties shall be true and correct in all material respects as of such date), except for such representations and warranties that are qualified by qualifications or exceptions as to “materiality” or “Company Material Adverse Effect”, in which case such representations shall be true and correct in all respects at and as of the Closing Date, and (iii) the other representations and warranties of members of the Seller Group set forth in this Agreement shall be true and correct in all respects at and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that such representations and warranties are expressly limited by their terms to another date, in which case such representations and warranties shall be true and correct in all respects as of such other date), except where the failure of such representations and warranties to be true and correct (without giving effect to any “materiality” or “Company Material Adverse Effect” qualifications or exceptions set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(b)    Performance of Obligations. The applicable members of the Seller Group shall have performed or complied in all material respects with all obligations (other than those set forth in Section 6.11) required to be performed or complied with by such members of the Seller Group under this Agreement at or prior to the Closing Date.
(c)    No Company Material Adverse Effect. Since the date of this Agreement, no Company Material Adverse Effect shall have occurred and be continuing.

(d)    Pre-Closing Restructuring Transactions. Seller shall have provided evidence that the Pre-Closing Restructuring shall have been consummated in accordance with Exhibit A.
(e)    Financing. Buyer shall have executed the Loan Agreements.
(f)    Closing Deliveries. The Seller Group shall have made the deliveries required to be made by the Seller Group under Section 7.5(b).
7.5    Closing Deliveries.
(a)    Deliveries by Buyer to Seller. At the Closing, Buyer shall deliver to Seller:
(i)    the Purchase Price by wire transfer of immediately available funds in Dollars to the Closing Account;
(ii)    the Buyer Capital Advance by wire transfer of immediately available funds in Dollars to the Closing Account;
(iii)    the Deposit Release Instruction executed by Buyer;
(iv)    the JV LLC Agreement executed by Buyer;
(v)    the JV Letter Agreement executed by Buyer; and
(vi)    a certificate of Buyer, dated as of the Closing Date, and signed by an authorized officer of Buyer, in the form set forth on Exhibit E-1.
(b)    Deliveries by the Seller Group. At the Closing, the Seller Group shall deliver to Buyer:
(i)    the Deposit Release Instruction executed by Seller;
(ii)    the JV LLC Agreement executed by NRF OP SPV;
(iii)    the JV Letter Agreement executed by NRF OP SPV;
(iv)    the Newco LLC Agreement executed by NRF OP SPV and JV OpCo;
(v)    the Capital Contribution Advance Guarantee executed by Seller;
(vi)    evidence of the issuance of the Purchased Interests to Buyer via book-entry format;

(vii)    evidence of the appointment of the two (2) directors of each of the JV, JV OpCo and Newco to be designated by Buyer no later two (2) Business Days prior to the Closing, effective as of the Closing;
(viii)    a certificate signed by Seller, that Seller is not a “foreign person” as defined in Section 1445 of the Code;
(ix)    a certificate of Seller, dated as of the Closing Date, and signed by an authorized officer of the Company, in the form set forth on Exhibit E-2; and
(x)    a certificate of the Company, dated as of the Closing Date, and signed by an authorized officer of the Company, in the form set forth on Exhibit E-3.
ARTICLE VIII

INDEMNIFICATION
8.1    Survival. The representations and warranties of the Parties shall survive the Closing until the date that is thirty (30) days following Buyer’s receipt of audited financial statements of the Company and its Subsidiaries for the calendar year 2017 pursuant to Section 6.04 of the Newco LLC Agreement (such date, the “Survival Date”), except that (a) the Fundamental Representations (other than the representations and warranties set forth in Section 4.11(j) (Tax Matters)) shall survive indefinitely, and (b) the representations and warranties set forth in Sections 3.6 (Tax Status) and 4.11 (Tax Matters) shall survive the Closing and shall remain in full force until the date that is ninety (90) days after the expiration of the applicable statutes of limitations for any Taxes arising out of, or resulting from or relating to the inaccuracy of such representation or warranty (taking into account any extensions or waivers thereof). The covenants and agreements of the Parties that are to be performed prior to the Closing shall survive the Closing until the Survival Date and those covenants and agreements of the Parties that are to be performed on or following the Closing shall survive, and thus a Claim may be brought in respect of a breach thereof, until the expiration of the applicable statute of limitations in respect of such post-Closing covenants.
8.2    Obligation of Seller to Indemnify.
(a)    From and after the Closing Date, subject to the provisions and limitations in this Article VIII, Seller shall indemnify, defend and hold harmless Buyer and its directors, managers, members, officers, employees, Affiliates, agents and representatives (collectively, the “Buyer Indemnified Parties”), from and against all liabilities, Taxes, losses and damages and reasonable attorneys’ fees, court costs and other out-of-pocket expenses (collectively, “Losses”) suffered or incurred by the Buyer Indemnified Parties to the extent arising out of, or resulting from or relating to (i) the inaccuracy of any of the representations and warranties set forth in Article III, Article IV or made in any certificate delivered pursuant hereto when made or as of the Closing Date (or, in the case of any such representation or warranty that is limited by its terms to the date hereof or another date, the inaccuracy as of such date) (and, other than with respect to the representations and warranty contained in (A) Sections 4.5(c) (Financial Statements), 4.16(a)(ii) (Material Contracts), 4.10(e) (Data Tape) and 4.7(a)(ii) and

(b) (Absence of Certain Changes) and (B) Section 4.8(a) (Compliance with Laws) solely with respect to any inaccuracy in such representation and warranty which arises during period between the date hereof and Closing, without giving effect to any “materiality” or “Company Material Adverse Effect” qualifications or exceptions set forth therein), (ii) the failure of any member of the Seller Group to perform or fulfill any covenant or agreement of such member of the Seller Group contained in this Agreement, (iii) any Income Taxes imposed on the Company or any Company Subsidiary with respect to any Pre-Closing Tax Period, (iv) the consummation of the transactions contemplated by the Colony Merger Agreement or (v) any liabilities or obligations of Seller or its Affiliates to the extent not related to the Healthcare Portfolio; provided, that, with respect to any Loss suffered or incurred directly or indirectly by the Company and only indirectly suffered by Buyer or any of its Affiliates as a member of JV, the term “Loss” shall mean the percent of such Loss equal to the Buyer’s indirect ownership percentage of Newco (which, at Closing, shall be the Buyer Ownership Percentage) at the time of such Loss.
(b)    The right to indemnification, reimbursement or other remedy based upon representations, warranties, covenants and agreements shall not be affected by any investigation conducted with respect to, or any knowledge actually acquired at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or agreement.
8.3    Obligation of Buyer to Indemnify. From and after the Closing Date, subject to the provisions and limitations in this Article VIII, Buyer shall indemnify, defend and hold harmless Seller and its directors, managers, members, officers, employees, Affiliates, agents and representatives (collectively, the “Seller Indemnified Parties”), from and against all Losses to the extent arising out of, or resulting from or relating to (a) the inaccuracy of any of the representations and warranties set forth in Article V or made in any certificate delivered pursuant hereto when made or as of the Closing Date (or, in the case of any such representation or warranty that is limited by its terms to the date hereof or another date, the inaccuracy as of such date) or (b) the failure of Buyer to perform or fulfill any covenant or agreement of Buyer contained in this Agreement.
8.4    Certain Limitations. Notwithstanding the provisions of this Article VIII, after the Closing, (a) the Buyer Indemnified Parties shall not be entitled to recover pursuant to Section 8.2(a)(i) (other than with respect to breaches of Fundamental Representations) until the Losses (excluding all Losses with respect to De Minimis Claims) relating thereto exceed, in the aggregate, Three Million Five Hundred Thousand Dollars ($3,500,000) (the “Threshold”), provided, that, the Buyer Indemnified Parties shall only be entitled to indemnification for the amount of such Losses in excess of the Threshold, (b) in no event shall the Buyer Indemnified Parties be entitled to recover pursuant to Section 8.2(a)(i) (other than with respect to breaches of Fundamental Representations) any amounts in excess of Thirty Five Million Dollars ($35,000,000) (the “Cap”); provided, that, the Cap shall be increased to Seventy Million Dollars ($70,000,000) (less any amounts recovered to which the Cap applies) with respect to indemnification for breaches of the representations and warranties set forth in Section 4.10(b) (Title to Properties), and (c) in no event shall the Buyer Indemnified Parties be entitled to recover pursuant to Section 8.2(a)(i) (other than with respect to breaches of Fundamental

Representations) for any single claim or aggregated claims arising out of substantially the same events or circumstances unless the amount of Losses attributable to such claim or aggregated claims arising out of substantially the same events or circumstances exceed $100,000 (“De Minimis Claims”). Notwithstanding the foregoing, the maximum aggregate amount recoverable by the Buyer Indemnified Parties for Losses under this Agreement shall be limited to and shall not exceed the Purchase Price actually paid to and received by Seller.
8.5    Indemnification Procedure.
(a)    Any Buyer Indemnified Party or Seller Indemnified Party, as applicable (each, an “Indemnified Party”) shall, within the relevant limitation period provided in Section 8.1, promptly (and in any event within 30 days) give the indemnifying party (the “Indemnifying Party”) written notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to any Claims for indemnification hereunder and shall include in the Claim Notice (if then known) the amount or method of computation of the amount of such Claim and a reference to the provision of this Agreement or any agreement, certificate or instrument delivered pursuant to this Agreement upon which such Claim is based; provided, that, a Claim Notice in respect of any action at law or in equity by or against a third party as to which indemnification will be sought shall be given promptly after the action or suit is commenced, provided, further, that any delay in the provision of, or the failure by an Indemnified Party to provide, a Claim Notice will not affect the Indemnified Party’s right to indemnification unless (and then solely to the extent) the Indemnifying Party is actually prejudiced by such delay or failure.
(b)    The Indemnifying Party shall have the right, at its own cost, to participate jointly in the defense of any Claim or demand in connection with which the Indemnified Party has claimed indemnification hereunder, and the Indemnifying Party may elect to take over the defense of such Claim or demand through counsel of its own choosing by so notifying the Indemnified Party within thirty (30) days of receipt of the Indemnified Party’s notice of such Claim or demand. If the Indemnifying Party elects to take over the defense, then:
(i)    the Indemnified Party and the Indemnifying Party shall cooperate in the defense or prosecution of such Claim or demand, including by making available, at the Indemnifying Party’s expense (or, with respect to any reasonable and documented out-of-pocket expenses incurred by the Indemnifying Party, at the Indemnified Party’s expense, if it is ultimately determined that the Indemnified Party is not entitled to indemnification hereunder), all witnesses, pertinent records, materials and information in such party’s possession or under its control relating thereto as is reasonably necessary to the defense or prosecution of such Claim or demand and, in the case of the Indemnifying Party, by keeping the Indemnified Party reasonably informed as to the status of such matter and by providing a reasonable opportunity to the Indemnified Party to review and comment upon any pleading and giving due consideration to all reasonable additions, deletion or changes suggested thereto prior to the filing thereof;
(ii)    with respect to any issue involved in such Claim or demand, it shall have the sole right to settle or otherwise dispose of such Claim or demand on such terms as it, in its sole discretion, shall deem appropriate; provided, however, that the consent of the Indemnified Party to the settlement or disposition of any Claim or demand shall be required if such settlement or disposition (A) shall result in any liability to, or equitable relief against, the Indemnified Party, or (B) if the Indemnified Party is named in such Claim or demand, does not provide for a complete release of the Indemnified Party, which consent shall not be unreasonably withheld, delayed or conditioned; and
(iii)    the Indemnified Party shall have the right to participate jointly in the defense of such Claim or demand, but shall do so at its own cost not subject to reimbursement under Section 8.2 or 8.3, provided, that, the Indemnifying Party (to the extent the Indemnified Party is entitled to indemnification hereunder) shall bear the reasonable fees, costs and expenses of one counsel (and any specialized counsel, to the extent reasonably required) of the Indemnified Party, if such counsel determines, in writing, that a conflict of interest exists which makes representation by the same counsel as the Indemnifying Party inappropriate.
(c)    If the Indemnifying Party does not elect to take over the defense of a Claim or demand, then the Indemnified Party shall have the right, at the Indemnifying Party’s expense (to the extent the Indemnified Party is entitled to indemnification hereunder), to contest, compromise or settle such Claim or demand in the exercise of its reasonable judgment; provided, however, that the consent of the Indemnifying Party to the compromise or settlement of any Claim or demand shall be required if such compromise or settlement (A) shall result in any liability to, or equitable relief against, the Indemnifying Party, or (B) does not provide for a complete release of the Indemnifying Party or the JV or its Subsidiaries, as applicable, which consent shall not be unreasonably withheld, delayed or conditioned.
(d)    The parties shall use commercially reasonable efforts to mitigate and minimize Losses for which indemnification is available under this Article VIII and shall act in good faith in responding to, defending against, settling or otherwise dealing with such Claims. Without limiting the generality of the foregoing, an Indemnified Party shall diligently pursue any available Claims against insurers who may have provided insurance coverage for any Losses and shall use its commercially reasonable efforts to pursue, or to assign to the Indemnifying Party, any Claims or rights it has against any Person that may reasonably be expected to reduce the Losses otherwise incurred by the Indemnified Party. Each Party agrees that it shall cooperate on a commercially reasonable basis with the other Party in the defense of any Claim or action.
8.6    Measure of Indemnification.
(a)    The amount of the Indemnifying Party’s liability under this Agreement shall be determined after taking into account any applicable insurance proceeds received by the Indemnified Party including, in the case of Buyer, amounts received or recovered by the Company or any of the Company Subsidiaries under insurance policies or from other sources.
(b)    For all purposes of this Article VIII, “Losses” shall be net of any Tax benefit actually realized by such Indemnified Party or its Affiliates as a result of suffering such Losses.
(c)    Any Claim under Sections 8.2(a) or 8.3 required to be made on or prior to the expiration of the applicable survival period set forth in Section 8.1 and not made, shall be irrevocably and unconditionally released and waived by the Party seeking indemnification with respect thereto. It is the express intent of the Parties that, if the applicable period for a Claim pursuant to Sections 8.2(a) or 8.3 is shorter than the statute of limitations that would otherwise have been applicable to such Claim, then, by contract, the applicable statute of limitations with respect to such Claim shall be reduced to the shortened survival period contemplated hereby. The Parties further acknowledge that the time periods set forth in Section 8.1 for the assertion of Claims under this Agreement are the result of arms’ length negotiation among the Parties and they intend for the time periods to be enforced as agreed by the Parties.
(d)    Notwithstanding anything to the contrary in this Agreement, any amounts payable pursuant to the indemnification obligations under this Article VIII shall be paid without duplication and in no event shall any Party hereto be indemnified under different provisions of this Agreement for Losses that have already been paid or otherwise taken into account under this Agreement. Without limiting the generality of the foregoing, Buyer shall make no Claim for indemnification in respect of any matter that is considered or taken into account in the final determination of any adjustment of the Estimated Total Equity Value pursuant to Section 2.4.
(e)    IN NO EVENT SHALL ANY INDEMNIFYING PARTY BE LIABLE TO ANY INDEMNIFIED PARTY UNDER THIS ARTICLE VIII FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES, INCLUDING LOST PROFITS, LOST REVENUES, BUSINESS INTERRUPTION, COST OF CAPITAL OR LOSS OF BUSINESS REPUTATION OR OPPORTUNITY (BUT EXCLUDING, TO THE EXTENT REASONABLY FORESEEABLE BY THE PARTIES HERETO AS OF THE DATE HEREOF AND THE BASIS FOR SUCH LOSSES IS OF A RECURRING NATURE OR REPRESENTS A REDUCTION IN THE HISTORICAL CASH FLOW OR EARNINGS (INCLUDING BECAUSE OF AN INCREASE IN EXPENSES OR A DECREASE IN REVENUE) OF THE COMPANY OR THE COMPANY SUBSIDIARIES, WHICH REDUCTION WOULD REASONABLY BE EXPECTED TO REFLECT AN IMPAIRMENT OF THE COMPANY’S OR THE COMPANY SUBSIDIARIES’ FUTURE CASH FLOWS OR EARNINGS, DIMINUTION IN VALUE), FOR ANY BREACH OR DEFAULT UNDER, OR ANY ACT OR OMISSION ARISING OUT OF OR IN ANY WAY RELATING TO, THIS AGREEMENT OR THE TRANSACTIONS, UNDER ANY FORM OF ACTION WHATSOEVER, WHETHER IN CONTRACT OR OTHERWISE (OTHER THAN INDEMNIFICATION FOR AMOUNTS PAID OR PAYABLE TO THIRD PARTIES IN RESPECT OF ANY THIRD PARTY CLAIM AS FINALLY DETERMINED BY A COURT OF COMPETENT JURISDICTION FOR WHICH INDEMNIFICATION HEREUNDER IS OTHERWISE REQUIRED).
8.7    Exclusivity of Indemnity. Subject to the provisions of Sections 2.4, the indemnification provided in this Article VIII shall be the sole and exclusive remedy after the Closing Date for Losses available to the Buyer Indemnified Parties and the Seller Indemnified Parties under this Agreement for misrepresentation or breach of any of the representations, warranties, covenants and agreements contained herein or in any other certificate delivered by the Parties pursuant hereto or any right, claim or action arising under, out of or relating to this Agreement, the negotiation or execution thereof, or the Transactions. Effective as of the

Closing, each Party expressly waives, releases and agrees not to make any claim against Seller or its Affiliates, in the case of Buyer, or Buyer or its Affiliates, in the case of any member of the Seller Group, except for indemnification claims made pursuant to this Article VIII, for the recovery of any costs or damages, whether directly or by way of contribution, or for any other relief whatsoever, under any applicable Laws, whether now existing or applicable or hereinafter enacted or applicable (including claims for breach of contract, failure of disclosure, tortious wrong or violation of securities Laws), provided, that, no Party shall be relieved or released from any liabilities or damages for Fraud. For the avoidance of doubt, following the Closing, nothing in this Agreement will limit any remedies available to a Party under the JV LLC Agreement, the JV Letter Agreement or the Newco LLC Agreement after the Closing. This Section 8.7 shall survive the Closing indefinitely.
8.8    Tax Treatment of Indemnity Payments. The Parties agree to, unless otherwise prohibited by Law, (i) treat any indemnity payment made under this Agreement as an adjustment to the Purchase Price for all federal, state, local and foreign Tax purposes, and (ii) file all Tax Returns accordingly.
ARTICLE IX

TERMINATION OF AGREEMENT
9.1    Termination. This Agreement may not be terminated, except as follows:
(a)    by mutual agreement of Buyer and Seller;
(b)    by either Buyer or Seller, upon prior written notice, if the Closing shall not have been consummated on or before 11:59 pm New York time on March 31, 2017, provided, either Buyer or Seller may extend such date by a three (3) month period (such date, including if and as extended, the “Outside Date”) if the extending party is not in breach in any material respect of any of its obligations under this Agreement at the time of such extension; provided, however, that the Party whose conduct (including, in the case of Seller, the conduct of any member of the Seller Group) has been the cause of, or substantially resulted in, the failure of the Closing to have been consummated on or before the Outside Date may not be the terminating party;
(c)    by either Buyer or Seller, upon prior written notice, if any court of competent jurisdiction or other Governmental Entity in PRC or any jurisdiction material to the business of the Healthcare Portfolio shall have issued a final Order restraining, enjoining or otherwise prohibiting the consummation of the Transactions and such Order shall have become final and non-appealable;
(d)    by Seller, if Buyer fails to consummate the Closing within five (5) Business Days of the date on which Closing is otherwise required to be consummated pursuant to Section 7.1;
(e)    by Seller, if Buyer shall have breached or failed to perform any representation, warranty, covenant or agreement set forth in this Agreement that would give rise to the failure of a condition set forth in Section 7.3(a) or 7.3(b), which breach either (i) is not curable prior to the Outside Date, or (ii) if curable prior to the Outside Date, has not been cured within the earlier of (A) thirty (30) calendar days after the receipt of notice thereof by Buyer from Seller or (B) three (3) Business Days before the Outside Date; provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to Seller if any member of the Seller Group is in material breach of any representation, warranty, covenant or other agreement contained in this Agreement;
(f)    by Buyer, if a member of the Seller Group shall have breached or failed to perform any representation, warranty, covenant or agreement set forth in this Agreement that would give rise to the failure of a condition set forth in Section 7.4(a) or 7.4(b), which breach either (i) is not curable prior to the Outside Date, or (ii) if curable prior to the Outside Date, has not been cured within the earlier of (A) thirty (30) calendar days after the receipt of notice thereof by Seller from Buyer or (B) three (3) Business Days before the Outside Date; provided, however, that the right to terminate this Agreement under this Section 9.1(f) shall not be available to Buyer if Buyer is in material breach of any representation, warranty, covenant or other agreement contained in this Agreement; or
(g)    by Seller, upon written notice at any time following December 8, 2016, if Buyer shall not have (i) delivered to Seller the fully executed Loan Agreements or (ii) delivered (A) to Seller a fully executed and enforceable Letter of Credit for the benefit of Seller or (B) the Deposit Amount to the Escrow Agent in accordance with the terms of the Escrow Agreement.
9.2    Effect of Termination.
(a)    Survival After Termination. If this Agreement terminates pursuant to Section 9.1 and the Transactions are not consummated, this Agreement shall become null and void and have no further force or effect, all obligations of the parties hereunder shall terminate and there shall be no further liability or obligations hereunder on the part of the parties hereto, except that notwithstanding anything in this Agreement to the contrary, the provisions of Section 6.4(c) (Financing), Section 6.5 (Public Announcements), Section 6.7 (Expenses), Section 8.7 (Exclusivity of Indemnity), this Section 9.2 and Article X (Miscellaneous) shall survive any termination of this Agreement; provided, that, notwithstanding anything in this Agreement to the contrary but subject to Section 9.2(e)(iii), no Party shall be relieved or released from any liabilities or damages for Fraud or that arise out of the Willful Breach of any provision of this Agreement prior to termination hereof.
(b)    Escrow; Letter of Credit.
(i)    If this Agreement is terminated by Seller pursuant to Section 9.1(d) or Section 9.1(e), then, the Seller shall have, as Seller’s sole and exclusive remedy, the right to (A) receive the Deposit Amount from the Escrow Agent as liquidated damages (and in such circumstances Buyer shall, if applicable, join with Seller in the Deposit Release Instruction to the Escrow Agent; provided, that, if Buyer does not deliver an executed Deposit Release Instruction within five (5) Business Days of such termination, Seller shall be permitted to deliver the Deposit Release Instruction to the Escrow Agent without Buyer’s countersignature and the Escrow Agent shall be authorized to release the Deposit Amount to

Seller pursuant to such Deposit Release Instruction) or (B) draw on the Letter of Credit for the amount of the Deposit Amount as liquidated damages, as applicable. Buyer and Seller agree that Seller’s damages are difficult to ascertain and that in the event Seller terminates this Agreement in accordance with Section 9.1 and is entitled to receive the Deposit Amount pursuant to this Section 9.2(b)(i), the Deposit Amount is a fair approximation of the Seller’s damages.
(ii)    If this Agreement is terminated by Buyer pursuant to Section 9.1(f) and prior to such termination Buyer shall have entered into the Loan Agreement and (x) delivered to Seller the Letter of Credit or (y) delivered the Deposit Amount to the Escrow Agent, then (A) Buyer shall have the Deposit Amount returned to it by the Escrow Agent (and in such circumstances Seller shall join with Buyer in the Deposit Release Instruction to the Escrow Agent; provided, that, if Seller does not deliver an executed Deposit Release Instruction within five (5) Business Days of such termination, Buyer shall be permitted to deliver the Deposit Release Instruction to the Escrow Agent without Seller’s countersignature and the Escrow Agent shall be authorized to release the Deposit Amount to Buyer pursuant to such Deposit Release Instruction) (if applicable), (B) as promptly as practicable (but in no event later than five (5) Business Days from the date of such termination), Buyer shall receive, as Buyer’s sole and exclusive remedy (subject to subclauses (A) and (C) of this Section 9.2(b)(ii)), the Termination Fee from the Seller as liquidated damages and (C) Buyer shall have the right to terminate the Letter of Credit (if applicable). Buyer and Seller agree that Buyer’s damages are difficult to ascertain and that in the event Buyer terminates this Agreement in accordance with Section 9.1 and is entitled to receive the Deposit Amount pursuant to this Section 9.2(b)(ii), the Termination Fee is a fair approximation of the Buyer’s damages.
(iii)    If this Agreement is terminated (A) pursuant to Section 9.1(a) or Section 9.1(g) or (B) by either Seller or Buyer pursuant to Section 9.1(b) or Section 9.1(c), in respect of matters where the Deposit Amount or the Expense Reimbursement Amount is not payable to Seller pursuant to Section 9.2(b)(i) or Section 9.2(c)(i), respectively, then Buyer shall have the right to have the Deposit Amount returned to it by the Escrow Agent (and in such circumstances Seller shall join with Buyer in the Deposit Release Instruction to the Escrow Agent; provided, that, if Seller does not deliver an executed Deposit Release Instruction within five (5) Business Days of such termination, Buyer shall be permitted to deliver the Deposit Release Instruction to the Escrow Agent without Seller’s countersignature and the Escrow Agent shall be authorized to release the Deposit Amount to Buyer pursuant to such Deposit Release Instruction) or to terminate the Letter of Credit, as applicable.
(iv)    If this Agreement is terminated by either Seller or Buyer pursuant to Section 9.1(b) or Section 9.1(c), in respect of matters where the Expense Reimbursement Amount is payable to Seller pursuant to Section 9.2(c)(i), then, upon (and subject to) receipt of the Expense Reimbursement Amount by Seller, Buyer shall have the right to have the remainder of the Deposit Amount returned to it by the Escrow Agent (and in such circumstances Seller shall join with Buyer in the Deposit Release Instruction to the Escrow Agent provided, that, if Seller does not deliver an executed Deposit Release Instruction within five (5) Business Days of such termination, Buyer shall be permitted to deliver the Deposit Release Instruction to the Escrow Agent without Seller’s countersignature and the Escrow Agent shall be authorized to release the remainder of the Deposit Amount to Buyer pursuant to such Deposit Release Instruction) or to terminate the Letter of Credit, as applicable.

(c)    If this Agreement is terminated by either Seller or Buyer pursuant to Section 9.1(b) or Section 9.1(c):
(i)    solely with respect to (A) in the case of Section 9.1(b), if the failure to close prior to the Outside Date arises from or is related to the failure of Buyer to obtain any of the PRC Approvals prior to the Outside Date, or (B) in the case of Section 9.1(c), an Order from a Governmental Entity in the PRC, and prior to such termination Buyer shall have entered into the Loan Agreements and (x) delivered or cause to be delivered to Seller a fully executed Letter of Credit or (y) delivered the Deposit Amount to the Escrow Agent, then Seller shall have, as Seller’s sole and exclusive remedy, the right to (A) receive the Expense Reimbursement Amount from the Escrow Agent as liquidated damages (and in such circumstances Buyer shall, if applicable, join with Seller in the Deposit Release Instruction to the Escrow Agent; provided, that, if Buyer does not deliver an executed Deposit Release Instruction within five (5) Business Days of such termination, Seller shall be permitted to deliver the Deposit Release Instruction to the Escrow Agent without Buyer’s countersignature and the Escrow Agent shall be authorized to release the Expense Reimbursement Amount to Seller pursuant to such Deposit Release Instruction) or (B) draw on the Letter of Credit for the amount of the Expense Reimbursement Amount as liquidated damages, as applicable.
(ii)    solely with respect to (A) in the case of Section 9.1(b), if the failure to close prior to the Outside Date arises from or is related to the failure of Seller to obtain any Governmental Approval required on the part of Seller or any of its Affiliates to consummate the Transactions prior to the Outside Date (which, for the avoidance of doubt, the Parties acknowledge, does not include any of the PRC Approvals), or (B) in the case of Section 9.1(c), an Order from a Governmental Entity in the United States or the United Kingdom, then, as promptly as practicable (but in no event later than five (5) Business Days from the date of such termination), and prior to such termination Buyer shall have entered into the Loan Agreement and (x) delivered or cause to be delivered to Seller a fully executed Letter of Credit or (y) delivered the Deposit Amount to the Escrow Agent, then Seller shall pay or cause to be paid, to Buyer by wire transfer of immediately available funds to the account or accounts designated in writing by Buyer, as Buyer’s sole and exclusive remedy, the Expense Reimbursement Amount in Dollars as liquidated damages.
Buyer and Seller agree that Seller’s and Buyer’s damages are difficult to ascertain and that in the event Seller or Buyer terminates this Agreement in accordance with Section 9.1 and is entitled to receive the Expense Reimbursement Amount pursuant to this Section 9.2(c), the Expense Reimbursement Amount is a fair approximation of the Seller’s or Buyer’s damages, as applicable.
(d)    Notwithstanding anything to the contrary in this Agreement but solely for the purposes of Section 9.2(b)(i) and Section 9.2(c), the Deposit Amount payable to Seller pursuant to Section 9.2(b)(i) and Section 9.2(c) shall be (i) the Deposit Amount in the event that the Buyer exercises its option to cause the fully executed Letter of Credit to be provided under Section 2.2(b) (in which case the remaining provisions of this Section 9.2(d) shall not apply), and (ii) an amount equal to the lesser of (A) the Deposit Amount (the “Base Amount”) and (B) the maximum amount, if any, that can be paid to Seller without causing Seller to fail to meet the requirements of Section 856(c)(2) and (3) of the Code (the “REIT

Requirements”) for such year determined as if the payment of such amount did not constitute Qualifying Income, as determined by independent accountants to Seller (the amount determined by this clause (ii)), in the event that the Buyer exercises its option to deliver the Deposit Amount to the Escrow Agent under Section 2.2(b) (in which case the remaining provisions of this Section 9.2(d) shall apply). Notwithstanding the foregoing, to the extent Seller receives Tax Guidance providing that Seller’s receipt of the Base Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of the REIT Requirements, the Deposit Amount shall, for purposes of Section 9.2(b)(i) and Section 9.2(c) be an amount equal to the Base Amount, and the Escrow Agent shall, upon receiving notice that Seller has received the Tax Guidance, release to Seller the unpaid Base Amount within two (2) Business Days. In the event that Seller is not able to receive the full Base Amount due to the above limitations, the Escrow Agent shall retain the unpaid Base Amount pursuant to the terms of the Escrow Agreement and shall not release any portion thereof to Seller unless and until Seller receives either one or a combination of the following once or more often: (x) a letter from Seller’s independent accountant indicating the maximum amount that can be paid at that time to Seller without causing Seller to fail to meet the REIT Requirements (calculated as described above) or (y) Tax Guidance, in either of which events, the Escrow Agent shall release to Seller the lesser of the unpaid Base Amount or the maximum amount stated in the letter referred to in (x) above, within two (2) Business Days after the Escrow Agent has been notified thereof. The obligation of Escrow Agent to pay any unpaid portion of the Deposit Amount shall terminate on December 31 following the date which is five (5) years from the date of this Agreement. Amounts remaining in escrow after the obligation of the Escrow Agent to release the Deposit Amount to Seller terminates shall be returned to Buyer. “Qualifying Income” shall mean income described in Sections 856(c)(2)(A)-(H), 856(c)(3)(A)-(I) and 856(c)(5)(J)(ii) of the Code. “Tax Guidance” shall mean a reasoned opinion from outside counsel or a ruling from the IRS.
(e)    Exclusive Remedy.
(i)    Buyer and the Seller Group acknowledge that (A) the liquidated damages and other provisions of this Section 9.2 are an integral and material part of the Transactions, (B) without these agreements, Buyer and the Seller Group would not enter into this Agreement and (C) any amount payable pursuant to this Section 9.2 does not constitute a penalty.
(ii)    Notwithstanding anything to the contrary in this Agreement, in the event that this Agreement is terminated and (A) Seller has the right to receive (x) the Deposit Amount pursuant to Section 9.2(b)(i) or (y) the Expense Reimbursement Amount pursuant to Section 9.2(c)(i) or (B) Buyer has the right to receive (x) the Termination Fee pursuant to Section 9.2(b)(ii) or (y) the Expense Reimbursement Amount pursuant to Section 9.2(c)(ii), Seller’s right to receive the Deposit Amount or Expense Reimbursement Amount, or Buyer’s right to receive the Termination Fee or Expense Reimbursement Amount, as applicable, shall be the sole and exclusive remedy of Seller and its Affiliates against Buyer and its Affiliates or of Buyer and its Affiliates against Seller and its Affiliates, as applicable, for any loss suffered as a result of any breach of this Agreement (other than any provisions that survive termination of this Agreement pursuant to Section 9.2(a)), or the failure of the Transactions to be consummated, whether in equity or at law, in contract, in tort or otherwise, and upon such termination and Seller’s receipt of the Deposit Amount or Expense Reimbursement Amount, or Buyer’s receipt of the Termination Fee or Expense Reimbursement Amount, as applicable, none of Buyer or its Affiliates or Seller or its Affiliates, as applicable, shall have any further liability or obligation, including consequential, indirect or punitive damages, relating to or arising out of any breach of this Agreement, or the failure of the Transactions to be consummated, or in respect of any oral representation made or alleged to be have been made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise. For the avoidance of doubt, the foregoing shall not impair the rights of the parties to obtain any remedies pursuant to the Confidentiality Agreement or Seller’s right to sue for damages.
(iii)    Notwithstanding anything to the contrary in this Agreement, in the event that this Agreement is terminated and prior to such termination Buyer shall not have delivered or cause to be delivered to Seller a fully executed Letter of Credit or delivered the Deposit Amount to the Escrow Agent, neither Buyer or its Affiliates, on the one hand, nor Seller or its Affiliates, on the other, shall have any remedy against the other for any loss suffered as a result of any breach of this Agreement or the failure of the Transactions to be consummated, whether in equity or at law, in contract, in tort or otherwise, including with respect to the right to receive the Deposit Amount, the Termination Fee or the Expense Reimbursement Amount, as applicable.
ARTICLE X

MISCELLANEOUS
10.1    Dispute Resolution; Venue.
(a)    Any claim, controversy or dispute arising out of or relating to this Agreement or the Transactions shall be determined by arbitration administered by the International Chamber of Commerce (“ICC”) and resolved in accordance with the Rules of Arbitration of the ICC in force at the relevant time as may be amended by this Section 10.1 (the “Rules”). The place of arbitration shall be New York City, New York, USA. The official language of the arbitration shall be English and the tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator, and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the ICC. The arbitration tribunal shall have no authority to award punitive or punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the Parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on inconvenient forum. Each Party expressly consents and submits to the jurisdiction of any State or Federal court in the County of New York, State of New York, in connection with, arising out of or relating to any arbitration hereunder and waives and agrees not to assert, by way of motion, as a defense or otherwise, in any such proceeding, that it is not subject personally to the jurisdiction of such court or that the proceeding is brought in an inconvenient forum, or that the venue of the proceeding is improper.
(b)    Notwithstanding the foregoing, the Parties hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 10.1, any Party may, to the extent permitted under the rules and procedures of the ICC, seek an interim injunction or other form of relief from the ICC as provided for in its Rules. Such application shall also be governed by, and construed in accordance with, the laws of the State of New York.
(c)    By agreeing to arbitration, (i) the Parties do not intend to deprive any court of competent jurisdiction of its ability to issue any form of provisional or equitable remedy, including but not limited to a preliminary injunction, injunction, action for specific performance or attachment in aid of the arbitration, or any interim or conservatory measure and (ii) a request for a provisional remedy or interim or conservatory measure by a Party to a court shall not be deemed a waiver of this agreement to arbitrate.
10.2    Notices. Any notice pursuant to this Agreement shall be given in writing by (a) personal delivery, or (b) reputable overnight delivery service with proof of delivery, or (c) United States Mail, postage prepaid, registered or certified mail, return receipt requested, or (d) legible facsimile transmission or as a PDF or similar attachment to an electric mail transmission. Any such notice shall be sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee shall have designated by written notice sent in accordance herewith, and shall be deemed to have been given either at the time of personal delivery, or, in the case of expedited delivery service or mail, as of the date of first attempted delivery at the address and in the manner provided herein, or, in the case of facsimile transmission or by electronic mail attachment, as of the date of the facsimile transmission or electronic mail. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement shall be as follows:

(a)    if to Buyer, to:
Taikang Asset Management Co., Ltd.
10/F, Taikang Life Building
156 Fuxingmennei Street
Xicheng District
Beijing 100031, China
Attention:    Zuyu Tan
Yan He
Lin Xu

Email:	tanzy02@taikangamc.com.cn
heyan21@taikangamc.com.cn
xulin16@taikangamc.com.cn

with copies (which shall not constitute notice) to:
Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
Attention:    John A. Marzulli, Jr., Esq.
Stephanie Tang, Esq.
Lisa M. Brill, Esq.

Facsimile:	(646) 848-8590

Email:	jmarzulli@shearman.com
stephanie.tang@shearman.com
lbrill@shearman.com

(b)    if to any member of the Seller Group, to:
c/o NorthStar Realty Finance Corp.
399 Park Avenue
New York, New York 10022
Attention:    Jonathan Langer
Legal Department

Email:	langer@nsamgroup.com
legal@nsamgroup.com
with copies (which shall not constitute notice) to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention:    Robert B. Schumer, Esq.
Harris B. Freidus, Esq
Ellen N. Ching, Esq.

Facsimile:	(212) 492-0097

Email:	rschumer@paulweiss.com
hfreidus@paulweiss.com
eching@paulweiss.com
10.3    Entire Agreement. This Agreement together with the Confidentiality Agreement, the Transaction Documents and any certificates executed in connection with the consummation of the Transactions, contain the entire agreement among the parties with respect to the sale and purchase of the Purchased Interests and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the Parties or their representatives, written or oral, with respect thereto. The Parties have voluntarily agreed to define their rights, liabilities and obligations respecting the subject matter hereof exclusively in contract pursuant to the express terms and provisions of this Agreement and the Parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. Furthermore, the Parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations; the parties specifically acknowledge that no Party has any special relationship with another Party that would justify any expectation beyond that of ordinary parties in an arm’s-length transaction.
10.4    Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by Buyer and Seller (on behalf of any member of the Seller Group) or, in the case of a waiver, by the Party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.
10.5    Governing Law. This Agreement and all claims and causes of action arising out of the negotiation and execution of this Agreement shall be governed by and construed in accordance with the Laws of the State of New York without regard to any conflict of Laws rules thereof that might indicate the application of the Laws of any other jurisdiction.
10.6    Binding Effect; Assignment.
(a)    This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. Except as provided in Section 10.6(c), this Agreement is not assignable by any Party without the prior written consent of the Seller, in the case of Buyer, or Buyer, in the case of any member of the Seller Group. Notwithstanding the foregoing, Buyer may assign this Agreement to one or more of its Affiliates; provided, that, any such assignment shall not relieve Buyer of any of its obligations hereunder; provided, further, that Buyer shall not make any assignment which could delay the receipt of any PRC Approvals or affect Buyer’s ability to rely on any PRC Approvals obtained prior to such assignment.
(b)    Subject to the terms of the applicable Side Letter, this Agreement shall be effective on the date and upon completion of the recordal process with the NDRC in accordance with PRC laws (such date, the “Effective Date”).
(c)    Notwithstanding anything in this Agreement to the contrary, Seller (determined as of the date hereof) shall have the right to sell, assign or transfer all or a portion of its JV HoldCo Interests and its rights with respect thereto hereunder to a wholly-owned Subsidiary for purposes of effecting steps 2, 3 and 5 of the Pre-Closing Restructuring, as set forth in Exhibit A hereto.
10.7    Severability of Provisions. If any provision or any portion of any provision of this Agreement shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement shall not be affected thereby. If the application of any provision or any portion of any provision of this Agreement to any Person or circumstance shall be held invalid or unenforceable, the application of such provision or portion of such provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby.

10.8    Disclosure Schedule. Any disclosure in any section of the disclosure schedule delivered by the Company to Buyer on the date hereof concurrently with the entry into this Agreement (the “Disclosure Schedule”) shall be deemed disclosed with respect to any other Section of this Agreement (in addition to the Section referenced in such schedule) to the extent that it is reasonably apparent from the wording of such disclosure that such disclosure is applicable to such other Section).
10.9    Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto. Facsimile signatures or signatures received as a pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement.
10.10    No Personal Liability. This Agreement (and each agreement, certificate and instrument delivered pursuant hereto) shall not create or be deemed to create or permit any personal liability or obligation on the part of any partner, member, officer, director, employee, agent, Representative or investor of any Party hereto, except as expressly set forth herein.

10.11    No Third Party Beneficiaries. Except as otherwise provided in Section 6.4(c) (Financing), Article VIII (Indemnity) and Section 10.10 (No Personal Liability), no provision of this Agreement is intended to, or shall, confer any third party beneficiary or other rights or remedies upon any Person other than the Parties hereto.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

DERWOOD LIMITED

By:	/s/ Timothy Zhang
Name: Timothy Zhang
Title: Director

By:	/s/ Yan He
Name: Yan He
Title: Director

NORTHSTAR REALTY FINANCE LIMITED PARTNERSHIP

By:	/s/ Jonathan Langer
Name: Jonathan Langer
Title: Chief Executive Officer

NORTHSTAR HEALTHCARE JV HOLDINGS, LLC

By:	/s/ Jonathan Langer
Name: Jonathan Langer
Title: Chief Executive Officer

NORTHSTAR TK HEALTHCARE REIT, LLC

By:	/s/ Jonathan Langer
Name: Jonathan Langer
Title: Chief Executive Officer

NORTHSTAR TK HEALTHCARE OPERATING COMPANY LLC

By:	/s/ Jonathan Langer
Name: Jonathan Langer
Title: Chief Executive Officer

[Signature Page 1 of 2 to Purchase and Sale Agreement]

NORTHSTAR HEALTHCARE JV, LLC

By:	/s/ Jonathan Langer
Name: Jonathan Langer
Title: Chief Executive Officer

NRFC HEALTHCARE HOLDING COMPANY, LLC

By:	/s/ Jonathan Langer
Name: Jonathan Langer
Title: Chief Executive Officer

[Signature Page 2 of 2 to Purchase and Sale Agreement]